Exhibit 10.6

[EXECUTION VERSION]

Published CUSIP Number

CREDIT AGREEMENT

Dated as of March 22, 2004

among

OHI ASSET, LLC

OHI ASSET (ID), LLC

OHI ASSET (LA), LLC

OHI ASSET (TX), LLC

OHI ASSET (CA), LLC

DELTA INVESTORS I, LLC

DELTA INVESTORS II, LLC

as Borrowers,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

and

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

and

DEUTSCHE BANK TRUST COMPANY AMERICAS and UBS SECURITIES LLC,

as Co-Syndication Agents

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Documentation Agent

TABLE OF CONTENTS

Article and Section

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
1.01	Defined Terms.
1.02	Interpretive Provisions.
1.03	Accounting Terms.
1.04	Rounding.
1.05	References to Agreements and Laws.
1.06	Times of Day.
1.07	Letter of Credit Amounts.

ARTICLE II COMMITMENTS AND EXTENSION OF CREDITS
2.01	Commitments.
2.02	Borrowings, Conversions and Continuations.
2.03	Additional Provisions with respect to Letters of Credit.
2.04	Additional Provisions with respect to Swing Line Loans.
2.05	Repayment of Loans.
2.06	Prepayments.
2.07	Termination or Reduction of Commitments.
2.08	Interest.
2.09	Fees.
2.10	Computation of Interest and Fees.
2.11	Payments Generally.
2.12	Sharing of Payments.
2.13	Evidence of Debt.
2.14	Joint and Several Liability of the Borrowers.
2.15	Appointment of Parent as Legal Representative for Credit Parties.

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY
3.01	Taxes.
3.02	Illegality.
3.03	Inability to Determine Rates.
3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.
3.05	Funding Losses.
3.06	Matters Applicable to all Requests for Compensation.
3.07	Survival.

ARTICLE IV CONDITIONS PRECEDENT TO EXTENSION OF CREDITS
4.01	Conditions to Initial Extensions of Credit.
4.02	Conditions to Extensions of Credit.

i

ARTICLE V REPRESENTATIONS AND WARRANTIES
5.01	Financial Statements; No Material Adverse Effect.
5.02	Corporate Existence and Power.
5.03	Corporate and Governmental Authorization; No Contravention.
5.04	Binding Effect.
5.05	Litigation.
5.06	Compliance with ERISA.
5.07	Environmental Matters.
5.08	Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
5.09	Compliance with Laws.
5.10	Ownership of Property; Liens.
5.11	Corporate Structure; Capital Stock, Etc.
5.12	Real Property Assets; Leases.
5.13	Material Contracts; Additional Contractual Obligations.
5.14	Investments.
5.15	Solvency.
5.16	Taxes.
5.17	REIT Status.

ARTICLE VI AFFIRMATIVE COVENANTS
6.01	Financial Statements.
6.02	Certificates; Other Information.
6.03	Preservation of Existence and Franchises.
6.04	Books and Records.
6.05	Compliance with Law.
6.06	Payment of Taxes and Other Indebtedness.
6.07	Insurance.
6.08	Maintenance of Property.
6.09	Performance of Obligations.
6.10	Visits and Inspections.
6.11	Use of Proceeds/Purpose of Loans and Letters of Credit.
6.12	Financial Covenants.
6.13	Environmental Matters.
6.14	REIT Status.
6.15	New Subsidiaries.
6.16	Pledged Assets.
6.17	Appraisals.

ARTICLE VII NEGATIVE COVENANTS
7.01	Liens.
7.02	Indebtedness.
7.03	Fundamental Changes.
7.04	Dispositions; Acquisitions.
7.05	Business Activities.
7.06	Transactions with Affiliates and Insiders.
7.07	Organization Documents; Fiscal Year.

7.08	Modifications to Other Documents.
7.09	Ownership of Subsidiaries.
7.10	No Further Negative Pledges.
7.11	Limitation on Restricted Actions.
7.12	Addition/Replacement of Borrowing Base Assets.

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES
8.01	Events of Default.
8.02	Remedies Upon Event of Default.
8.03	Application of Funds.

ARTICLE IX ADMINISTRATIVE AGENT
9.01	Appointment and Authorization of Administrative Agent.
9.02	Delegation of Duties.
9.03	Liability of Administrative Agent.
9.04	Reliance by Administrative Agent.
9.05	Notice of Default.
9.06	Credit Decision; Disclosure of Information by Administrative Agent.
9.07	Indemnification of Administrative Agent.
9.08	Administrative Agent in its Individual Capacity.
9.09	Successor Administrative Agent.
9.10	Administrative Agent May File Proofs of Claim.
9.11	Guaranty Matters.
9.12	Other Agents; Arrangers and Managers.

ARTICLE X MISCELLANEOUS
10.01	Amendments, Etc.
10.02	Notices and Other Communications; Facsimile Copies.
10.03	No Waiver; Cumulative Remedies.
10.04	Attorney Costs, Expenses and Taxes.
10.05	Indemnification by the Borrower.
10.06	Payments Set Aside.
10.07	Successors and Assigns.
10.08	Confidentiality.
10.09	Set-off.
10.10	Interest Rate Limitation.
10.11	Counterparts.
10.12	Integration.
10.13	Survival of Representations and Warranties.
10.14	Severability.
10.15	Tax Forms.
10.16	Replacement of Lenders.
10.17	Source of Funds.
10.18	GOVERNING LAW.
10.19	WAIVER OF RIGHT TO TRIAL BY JURY.
10.20	No Conflict.
10.21	USA Patriot Act Notice.

10.22	Entire Agreement.

SCHEDULES

2.01	Lenders and Commitments
5.11	Corporate Structure; Capital Stock
5.12	Real Property Asset Matters
Part I Borrowing Base Assets
Part II Other Real Property Assets
Part III Delinquent Tenants
Part IV Facility Leases
Part V Material Sub-leases
5.13	Material Contracts; Contracts Subject to Assignment of Claims Act
5.18	Insurance Certificates
7.01	Liens
7.02	Borrowers Indebtedness
10.02	Notice Addresses

EXHIBITS

A	Form of Loan Notice
B	Form of Revolving Note
C-1	Form of Compliance Certificate
C-2	Form of Borrowing Base Certificate
D	Form of Assignment and Assumption
E-1	Form of Borrower Joinder Agreement
E-2	Form of Subsidiary Guarantor Joinder Agreement
F	Form of Lender Joinder Agreement
G	Form of Guaranty
H	Form of Security Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, this “Credit Agreement” or this “Agreement”) is entered into as of March 22, 2004 by and among OHI ASSET, LLC, a Delaware limited liability company, OHI ASSET (ID), LLC, a Delaware limited liability company, OHI ASSET (LA), LLC, a Delaware limited liability company, OHI ASSET (TX), LLC, a Delaware limited liability company, OHI ASSET (CA), LLC, a Delaware limited liability company, DELTA INVESTORS I, LLC, a Maryland limited liability company, DELTA INVESTORS II, LLC, a Maryland limited liability company (each of the foregoing entities and each of the entities from time to time executing a Joinder Agreement pursuant to Section 6.15 hereof shall be hereinafter referred to individually as a “Borrower” and collectively as the “Borrowers”), the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (each, as defined herein).

WHEREAS, the Borrowers have requested that the Lenders provide revolving credit facilities in an initial amount of up to $125,000,000 for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.

As used in this Credit Agreement, the following terms have the meanings set forth below:

“Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Capital Stock with ordinary voting power of another Person or (b) all or any substantial portion of the property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Fee Letter” means the letter agreement dated as of February 27, 2004 among the Parent, the Arranger and the Administrative Agent, as amended and modified.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Mortgageability Amount” means, with respect to any pool of Borrowing Base Assets as of any date of determination, the sum of the respective Mortgageability Amounts of each of the Borrowing Base Assets in such pool.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.

“Aggregate Revolving Committed Amount” has the meaning provided in Section 2.01(a).

“Agreement” has the meaning provided in the introductory paragraph hereof.

“Applicable Percentage” means each of the following percentages per annum, as applicable, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Percentage

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans	Letter of Credit Fees	Unused Fee
1	< 3.00 to 1.00	2.25%	0.75%	2.25%	0.375%
2	> 3.00 to 1.00 but < 3.50 to 1.00	2.50%	1.00%	2.50%	0.375%
3	> 3.50 to 1.00 but < 4.00 to 1.00	2.75%	1.25%	2.75%	0.375%
4	> 4.00 to 1.00 but < 4.50 to 1.00	3.00%	1.50%	3.00%	0.375%
5	> 4.50 to 1.0	3.25%	1.75%	3.25%	0.375%

Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered within ten (10) days after being due in accordance with such Section, then Pricing Level 5 shall apply as of the eleventh (11th) day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after the date on which such Compliance Certificate is delivered.  The Applicable Percentages in effect from the Closing Date through the date that the Parent delivers the Compliance Certificate for the fiscal quarter ending June 30, 2004 shall be determined based upon Pricing Level 4.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Assignment of Leases” means an assignment of leases, rents and profits to the Administrative Agent with respect to the applicable Borrower’s interests in a Borrowing Base Asset (which assignment may be contained within the related Mortgage Instrument); provided that each such Assignment of Leases shall, subject to the terms and conditions of the applicable underlying lease, directly assign to the Administrative Agent the following: (a) all existing and future leases, subleases, tenancies, licenses, occupancy agreements or agreements to lease all or any portion of such Borrowing Base Asset (including, without limitation, any applicable Facility Lease), whether written or oral or for a definite period or month-to-month, together with any extensions, renewals, amendments, modifications or replacements thereof, and any options, rights of first refusal or guarantees of any tenant’s obligations under any lease now or hereafter in effect with respect to the Borrowing Base Asset (individually, for the purposes of this definition, a “Lease” and collectively, the “Leases”); and (b) all rents (including, without limitation, base rents, minimum rents, additional rents, percentage rents, parking, maintenance and deficiency rents and payments which are characterized under the terms of the applicable Lease as payments of interest and/or principal with respect to the applicable Borrowing Base Asset), security deposits, tenant escrows, income, receipts, revenues, reserves, issues and profits of the Borrowing Base Asset from time to time accruing, including, without limitation, (i) all rights to receive payments arising under, derived from or relating to any Lease, (ii) all lump sum payments for the cancellation or termination of any Lease, the waiver of any term thereof, or the exercise of any right of first refusal, call option, put option or option to purchase, and (iii) the return of any insurance premiums or ad valorem tax payments made in advance and subsequently

refunded.   In furtherance (and not limitation) of the foregoing, each Assignment of Leases shall assign to the Administrative Agent any and all of the applicable Borrower’s rights to collect or receive any payments with respect to the applicable Borrowing Base Asset.  Finally, each Assignment of Leases shall, in any case, be in form and substance satisfactory to the Administrative Agent in its discretion and suitable for recording in the applicable jurisdiction; and “Assignments of Leases” means a collective reference to each such Assignment of Leases.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated reasonable and documented cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2003, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year of the Parent and its consolidated Subsidiaries, including the notes thereto; provided, that the Administrative Agent hereby agrees that the Form 10-K of the Parent delivered to it by the Parent and containing information for the fiscal year ended December 31, 2003 shall constitute all information required to be delivered as part of the “Audited Financial Statements” for purposes of this Agreement.

“Bank of America” means Bank of America, N.A., together with its successors.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (i) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency and such decree, order or appointment is not vacated or discharged within ninety (90) days of its filing; or (ii) the commencement against such Person of an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of ninety (90) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its Property; or (iii) such Person shall commence a voluntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) the filing of a petition by such Person seeking to take advantage of any Debtor Relief Law or any other applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (v) such Person shall fail to contest in a timely and appropriate manner (and if not dismissed within ninety (90) days or shall consent to any petition filed against it in an involuntary case under such bankruptcy laws or other applicable Law or consent to any proceeding or action relating to any bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts with respect to its assets or existence, or (vi) such Person shall admit in writing, or such Person’s financial statements shall reflect, an inability to pay its debts generally as they become due.

“BAS” means Banc of America Securities LLC, together with its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” shall have the meanings given to such terms in the introductory paragraph hereof.

“Borrower Joinder Agreement” means a joinder agreement in the form of Exhibit E-1 to be executed by each new Subsidiary of the Parent that is required to become a Borrower in accordance with Section 6.15(a) hereof.

“Borrower Representative” has the meaning given to such term in Section 2.15 hereof.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period, or (b) a borrowing of Swing Line Loans, as appropriate.

“Borrowing Base Amount” means:

(a)                                  for any date during the term of this Credit Agreement prior to the first day of the fiscal quarter commencing on or immediately following the Retail Syndication Date, an amount equal to the lesser of: (i) the Aggregate Revolving Committed Amount and (ii) an amount equal to (A) sixty percent (60%) multiplied by (B) the Total Collateral Value as of such date for the Qualified Borrowing Base Assets; and

(b)                                 for any date on and after the date referenced in clause (a) above, an amount equal to the lesser of: (i) the Aggregate Revolving Committed Amount and (ii) the Aggregate Mortgageability Amount as of such date for the Qualified Borrowing Base Assets.

“Borrowing Base Asset” means a Real Property Asset which, as of any date of determination, satisfies all of the following requirements:  (a) such Real Property Asset is 100% owned by a Borrower in fee simple or pursuant to the terms of an Eligible Ground Lease; (b) the Administrative Agent, on behalf of the Lenders, shall have received each of the Borrowing Base Asset Deliverables with respect to such Real Property Asset, in each case in form and substance acceptable to the Administrative Agent and Required Lenders in their discretion; (c) such Real Property Asset is not subject to any Lien (other than a Permitted Lien) or any Negative Pledge; (d) such Real Property Asset is free of all material mechanical and structural defects, environmental conditions (as evidenced by environmental reports acceptable to Administrative Agent) or other adverse matters except for defects, conditions or matters individually or collectively which are not material to the profitable operation of such Real Property Asset and the most recently-delivered FIRREA-compliant MAI appraisal with respect to such Real Property Asset is acceptable to the Administrative Agent in its discretion; (e) such Real Property Asset has been fully developed for use as a skilled nursing facility, domestic assisted living facility, independent living facility, rehabilitation hospital or other healthcare facility acceptable to the Administrative Agent and Required Lenders; (f) such Real Property Asset is leased to and operated by an Eligible Tenant pursuant to a Facility Lease reasonably acceptable to the Administrative Agent; (g) no required rental payment, principal or interest payment, payments of real property taxes or payments of premiums on insurance policies payable to the applicable Borrower-owner with respect to such Real Property Asset is past due beyond the earlier of the applicable grace period with respect thereto, if any, and sixty (60) days; (h) no event of default has occurred and is then-continuing under any Material Contract applicable to such Borrowing Base Asset; (i) no Material Contract applicable to such Borrowing Base Asset shall have been terminated without the prior written consent of the Required Lenders; (j) no condemnation or condemnation proceeding shall have been instituted (and remain undismissed for a period of ninety (90) consecutive days), in each case, with respect to a material portion of the Real Property Asset; (k) no material casualty event shall have occurred with respect to the improvements located on such Real Property Asset which is not able to be fully remediated with available insurance proceeds; and (l) no Hazardous Substances are located on or under such Real Property Asset and no other environmental conditions exist in connection with such Real Property Asset which constitute a violation of any Environmental Law.  “Borrowing Base Assets” means a collective reference to all Borrowing Base Assets in existence at any given time.

“Borrowing Base Asset Deliverables” means, with respect to any Real Property Asset which is proposed for qualification as a “Borrowing Base Asset” hereunder, a collective reference to each of the following (with each such item to be in form and substance acceptable to the Administrative Agent):

(a)                                  a fully executed and notarized Mortgage Instrument and Assignments of Leases with respect to such Real Property Asset and a related legal opinion from special local counsel to the Borrowers opining as to the propriety of the form of such documents for recording in the applicable jurisdiction and such other matters as may be required by the Administrative Agent;

(b)                                 a fully executed copy of the Facility Lease with respect to such Real Property Asset, together with an estoppel certificate from the applicable Eligible Tenant and a subordination, non-disturbance and attornment agreement with respect to such Facility Lease;

(c)                                  in the case of a Real Property Asset which constitutes a leasehold interest, evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to the Administrative Agent, has been properly recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, so as to enable the Mortgage Instrument encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens and required landlord consents) on such leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law) for the benefit of Lenders and that such lease qualifies as an Eligible Ground Lease hereunder, together with such estoppels, waivers and/or consents from the lessor under such Eligible Ground Lease as are required by the terms thereof or otherwise reasonably requested by the Administrative Agent;

(d)                                 maps or plats of an as-built survey of the site constituting the Real Property Asset sufficient in all cases to delete the standard survey exception from the applicable Mortgage Policy;

(e)                                  a FIRREA-compliant MAI appraisal, commissioned, reviewed and approved by the Administrative Agent (or otherwise acceptable to the Administrative Agent, in its discretion) with respect to such Real Property Asset;

(f)                                    evidence as to the compliance of such Real Property Asset and the improvements related thereto with applicable zoning and use requirements;

(g)                                 an ALTA mortgagee title insurance policy (or its equivalent in non-ALTA jurisdictions) with respect to the applicable Real Property Asset (the “Mortgage Policy”), assuring the Lender that the Mortgage Instrument creates a valid and enforceable first priority mortgage lien on the applicable Real Property Asset, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policy shall (i) be in an amount acceptable to the Administrative Agent, (ii) be from an insurance company reasonably acceptable to the Administrative Agent, (iii) include such available endorsements and reinsurance as the Administrative Agent may reasonably require and

(iv) otherwise satisfy the reasonable title insurance requirements of the Administrative Agent;

(h)                                 evidence as to whether the applicable Real Property Asset is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and if such Real Property Asset is a Flood Hazard Property, (i) the applicable Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent (A) as to the fact that such Real Property Asset is a Flood Hazard Property and (B) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (ii) copies of insurance policies or certificates of insurance evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders under a standard mortgagee endorsement;

(i)                                     copies of all existing material subleases which would be required to be disclosed on Part V of Schedule 5.12 hereof with respect to such Real Property Asset if approved as a Borrowing Base Asset;

(j)                                     evidence that the Tenant under the applicable Facility Lease is an Eligible Tenant;

(k)                                  a Phase I environmental assessment from an environmental consultant acceptable to the Administrative Agent, dated as of a date acceptable to the Administrative Agent and indicating that, as of such date, no Hazardous Substances or other conditions on, under or with respect to the applicable Real Property Asset constitute a violation of any Environmental Laws and that, in any case, no commercially unreasonable amount of any Hazardous Substances are located on or under such Real Property Asset; and

(l)                                     evidence of insurance coverage with respect to such Real Property Asset meeting the requirements set forth herein and establishing the Administrative Agent as loss payee, as required pursuant to the terms hereof.

“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit C-2 hereto delivered to the Administrative Agent pursuant to Section 6.02(b) or more frequently at the option of the Borrower Representative and (a) setting forth each Real Property Asset of the Borrowers, identifying which such Real Property Assets are Borrowing Base Assets, which such Borrowing Base Assets are Qualified Borrowing Base Assets used and certifying the Collateral Value and Mortgageability Amount with respect to each such Qualified Borrowing Base Asset, (b) certifying (based upon its own information and the information made available to the Parent by the applicable Tenants, which information the Parent believes in good faith to be is true and correct in all material respects) (i) as to the calculation of the Borrowing Base Amount as of the date of such certificate and (ii) that each Real Property Asset used in the calculation of the Borrowing Base Amount meets each of the criteria for qualification as a Borrowing Base Asset and (c) providing such other information with respect to the Real Property Assets,

Borrowing Base Assets and/or the Qualified Borrowing Base Assets as the Administrative Agent may reasonably require.

“Braswell Indebtedness” means that certain Indebtedness of Regency Health Services, Inc.  owing to C. Allen Braswell, Braswell Management, Inc., Dorothy Norton and Cecil Mays pursuant to that certain Promissory Note Secured by Deeds of Trust in the original principal amount of $4,114,035 (of which approximately $3,245,711 is outstanding as of the Closing Date).

“Business” or “Businesses” means, at any time, a collective reference to the businesses operated by the respective Borrowers or Parent, as applicable, at such time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, in the State of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral” means cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer pledged and deposited with or delivered to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any

Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“Change of Control” means the occurrence of any of the following events:  (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of the Parent (or other securities convertible into such voting stock) representing thirty-five percent (35%) or more of the combined voting power of all voting stock of the Parent, (ii) during any period of up to twenty-four (24) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twenty-four (24) month period were directors of the Parent (together with any new director whose election by the Parent’s Board of Directors or whose nomination for election by the Parent’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Parent then in office.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, (iii) the Parent shall fail to own 100% of the Capital Stock of each of the Borrowers or (iv) the occurrence of a “Change of Control” or any equivalent term or concept under the Note Documents.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all real and personal Property (including without limitation, the Borrowing Base Assets) with respect to which Liens in favor of the Administrative Agent are either executed, identified or purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Value” means, with respect to any Real Property Asset, an amount equal to the “as-is” appraised value of such Real Property Asset, as determined by the most recently delivered FIRREA-compliant MAI appraisals commissioned, reviewed and approved by the Administrative Agent or otherwise acceptable to the Administrative Agent in its discretion.

“Collateral Documents” means a collective reference to the Mortgage Instruments, the Security Agreement, the Assignments of Leases and any UCC financing statements securing payment hereunder, or any other documents securing the Obligations under this Credit Agreement or any other Credit Document.

“Commitment” means the Revolving Commitment, the L/C Commitment and the Swing Line Commitment.

“Commitment Period” means the period from and including the Closing Date to the earlier of (a) in the case of Revolving Loans and Swing Line Loans, the Termination Date, and, in the case of the Letters of Credit, the Letter of Credit Expiration Date, or (b) the date on which the Revolving Commitments shall have been terminated as provided herein.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1; provided, that each such Compliance Certificate shall, in any case, include (without limitation): (a) a Borrowing Base Certificate in the form of Exhibit C-2; (b) an updated version of Schedules 5.11, 5.12, 5.13 and 5.18, along with a summary of changes made to such schedules since the previous delivery thereof; provided, further, that upon the delivery of such updated schedules, then Schedule 5.11, Schedule 5.12, Schedule 5.13 and Schedule 5.18 shall each be deemed to have been amended and restated to read in accordance with the applicable updated schedule and the representations and warranties with respect thereto shall apply to such amended and restated schedules and (c) supporting documents and materials reasonably required by the Administrative Agent for the evidencing of the calculations and certifications made in connection therewith.

“Confidential Information” has the meaning provided in Section 10.08.

“Consolidated Adjusted EBITDA” means, for the most recently ended fiscal quarter for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement, the sum (which will be an annualized amount) of (a) Consolidated EBITDA as of such date (as calculated on an annualized basis for the most recently ended fiscal quarter for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement) plus (b) an annualized amount based on the Special Charges Adjustment (without duplication to the extent included in the determination of Consolidated Interest Expense and added back to net income in the calculation of Consolidated EBITDA) with respect to the applicable fiscal quarter.

“Consolidated EBITDA” means, for the Consolidated Parties as of most recently ended fiscal quarter for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement, the annualized sum of (a) net income of the Consolidated Parties, in each case, excluding any non-recurring or extraordinary gains and losses, plus (b) an amount which, in the determination of net income for such fiscal quarter pursuant to clause (a) above, has been deducted for or in connection with (i) Consolidated Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Consolidated Interest Expense per GAAP), (ii) income taxes, and (iii) depreciation and amortization, all determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for the Consolidated Parties for the most recently ended fiscal quarter for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement, the annualized sum of (a) Consolidated Interest Expense (excluding, for purposes hereof and without duplication, Special Charges to the extent included in the calculation of Consolidated Interest Expense) for such quarter, plus (b) current scheduled principal payments of Funded Debt for such quarter (including, for purposes hereof, current scheduled reductions in commitments, but excluding any payment of principal under the Credit Documents and any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it) for a period beginning the day after the date of determination and lasting for the same length of time as the applicable period referenced at the beginning of this definition, plus (c) dividends and distributions on preferred stock, if any, for such quarter, in each case, on a consolidated basis determined in accordance with GAAP.

“Consolidated Funded Debt” means, as of any date of determination, all Funded Debt of the Consolidated Parties determined on a consolidated basis.

“Consolidated Interest Expense” means, for the Consolidated Parties for the most recently ended fiscal quarter for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement, all interest expense and letter of credit fee expense, on a consolidated basis in accordance with GAAP during such period, annualized; provided, that interest expenses shall, in any event, (a) include the interest component under Capital Leases and the implied interest component under Securitization Transactions and (b) exclude the amortization of any deferred financing fees.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt to (b) Consolidated Adjusted EBITDA (as calculated on an annualized basis for the most recently ended fiscal quarter for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement); provided, that for purposes of calculating the “Consolidated Leverage Ratio,” the Consolidated EBITDA component of Consolidated Adjusted EBITDA shall be adjusted to give pro forma effect to assets of the Consolidated Parties acquired during the fiscal quarter for which the net income component for such Consolidated EBITDA calculation is calculated by annualizing the Consolidated EBITDA generated by such asset over the period such asset is actually owned by a Consolidated Party and adding such amount to the base Consolidated EBITDA calculation for such Consolidated Parties (and thereby to the Consolidated Adjusted EBITDA calculations).

“Consolidated Parties” means the Parent and its consolidated subsidiaries, as determined in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Parent in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Tangible Net Worth” means, for the Consolidated Parties as of any date of determination, (a) stockholders’ equity on a consolidated basis determined in accordance with

GAAP, but with no upward adjustments due to any revaluation of assets, less (b) all Intangible Assets, plus (c) all accumulated depreciation, all determined in accordance with GAAP; provided, that the Consolidated Parties will be permitted to exclude (i.e.  add back to stockholder’s equity) up to $25,000,000 in potential future impairment charges incurred during the term of this Credit Agreement (such exclusions to be clearly reflected, however, in the calculations of Consolidated Tangible Net Worth delivered to the Administrative Agent by the Borrowers from time to time pursuant to the terms of this Credit Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote twenty-five percent (25%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Agreement” has the meaning given to such term in the introductory paragraph hereof.

“Credit Documents” means this Credit Agreement, the Collateral Documents, the Notes, the Guaranty, the Administrative Agent’s Fee Letter, the Letters of Credit, the Lender Joinder Agreements, the Joinder Agreements, the Borrowing Base Certificates and the Compliance Certificates.

“Credit Party” means, as of any date, the Borrower or any Guarantor which is a party to the Guaranty as of such date; and “Credit Parties” means a collective reference to each of them.

“Daily Floating Eurodollar Rate” means, for each day, a fluctuating rate of interest equal to Eurodollar Rate applicable on such day for an Interest Period of one month beginning two (2) Business Days thereafter.  The Daily Floating Eurodollar Rate shall be determined and adjusted on each Business Day and shall remain in effect until the next Business Day.

“Daily Unused Fee” means, for any day during the Commitment Period, an amount equal to (a) a daily percentage rate derived from the then-applicable per annum Applicable Percentage multiplied by (b) the amount by which the Aggregate Revolving Commitments exceed the sum of the Outstanding Amount of Revolving Obligations (excluding the amount of any then-outstanding Swing Line Loans) as of the beginning of such day.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the

United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Percentage, if any, applicable to Base Rate Loans plus (c) three percent (3%) per annum; provided, however, that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Percentage) otherwise applicable to such Loan plus three percent (3%) per annum, in each case to the fullest extent permitted by applicable Law.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” or “$” means the lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.

“EBITDA” means, for any Person or group of Persons, as applicable, for the most recently ended fiscal quarter for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement, the annualized sum of (a) net income of such Person(s), in each case, excluding any non-recurring or extraordinary gains and losses, plus (b) an amount which, in the determination of net income for such fiscal quarter pursuant to clause (a) above, has been deducted for or in connection with (i) Consolidated Interest Expense, (ii) income taxes, and (iii) depreciation and amortization, all determined in accordance with GAAP.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower Representative (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent or any of the Parent’s Affiliates or Subsidiaries.

“Eligible Ground Lease” means, at any time, a ground lease (a) under which a Borrower is the lessee or holds equivalent rights and is the fee owner of the improvements located thereon, (b) that has a remaining term of not less than thirty (30) years, (c) under which any required rental payment, principal or interest payment or other payment due under such lease from such Borrower to the ground lessor is not more than sixty (60) days past due and any required rental payment, principal or interest payment or other payment due to such Borrower under any sublease of the applicable real property lessor is not more than sixty (60) days past due, (d) where no party to such lease is subject to a then-continuing Bankruptcy Event, (e) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of any lender to the lessee and (f) where the Borrower’s interest in the underlying Real Property Asset or the lease is not subject to (i) any Lien other than Permitted Liens and other encumbrances acceptable to the Administrative Agent and the Required Lenders, in their discretion, or (ii) any Negative Pledge.

“Eligible Tenant” means a Tenant which (a) is not in arrears on any required rental payment, principal or interest payment, payments of real property taxes or payments of premiums on insurance policies with respect to its lease beyond the later of (i) the applicable grace period with respect thereto, if any, and (ii) forty five (45) days; (b) is not subject to a then-continuing Bankruptcy Event; and (c) is reasonably acceptable in all material respects to the Administrative Agent and the Required Lenders (it being understood that for purposes of this clause (c), each Tenant set forth on Schedule 5.12 hereto on the Closing Date is deemed acceptable).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Transaction” means, with respect to any member of the Consolidated Parties, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a Consolidated Party, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, or (d) in connection with any Acquisition permitted hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

“Eurodollar Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Base Rate” means, for any Interest Period with respect to any Eurodollar Loan:

(a)                                  the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m.  (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b)                                 if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m.  (London time) two (2) Business Days prior to the first day of such Interest Period, or

(c)                                  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m.  (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Acceleration” means any of the events or conditions set forth in Sections 8.01(f), (g) or (j) with respect to the Parent or any Borrower.

“Event of Default” has the meaning provided in Section 8.01.

“Extension of Credit” means (i) any Borrowing and (ii) any L/C Credit Extension.

“Facility Lease” means a lease or master lease with respect to any Real Property Asset owned or ground leased by a Borrower from the applicable Borrower as lessor, to an Eligible Tenant, which, in the reasonable judgment of the Administrative Agent, is a triple net lease such that such Eligible Tenant is required to pay all taxes, utilities, insurance, maintenance, casualty insurance payments and other expenses with respect to the subject Real Property Asset (whether in the form of reimbursements or additional rent) in addition to the base rental payments required thereunder such that net operating income for such Real Property Asset (before non-cash items) equals the base rent paid thereunder; provided, that each such lease or master lease shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” has the meaning provided in Section 10.15(a)(i).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person (or consolidated group of Persons) at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

(c)                                  all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d)                                 the Attributable Principal Amount of capital leases and Synthetic Leases;

(e)                                  the Attributable Principal Amount of Securitization Transactions;

(f)                                    all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g)                                 Support Obligations in respect of Funded Debt of another Person (other than Persons in such group, if applicable);

(h)                                 Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person (or, if applicable, any Person in such consolidated group) for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).  For purposes of clarification, “Funded Debt” of Person constituting a consolidated group shall not include inter-company indebtedness of such Persons, general accounts payable of such Persons which arise in the ordinary course of business, accrued expenses of such Persons incurred in the ordinary course of business or minority interests in joint ventures or limited partnerships (except to the extent set forth in clause (h) above).

“Funds From Operations” means, with respect to the immediately prior fiscal quarter period, the Parent’s net income (or loss), plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures as hereafter provided.  Notwithstanding contrary treatment under GAAP, for purposes hereof, (a) “Funds From Operations” shall include, and be adjusted to take into account, the Borrower’s interests in unconsolidated partnerships and joint ventures, on the same basis as consolidated partnerships and subsidiaries, as provided in the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, a copy of which has been provided to the Administrative Agent and the Lenders and (b) net income (or loss) shall not include gains (or, if applicable, losses) resulting from or in connection with (i) restructuring of indebtedness, (ii) sales of property, (iii) sales or redemptions of preferred stock, or (iv) any other Special Charges.

“GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means, as of any date, the Parent or any Subsidiary Guarantor which is a party to the Guaranty as of such date; and “Guarantors” means a collective reference to each of them.

“Guaranty” means the guaranty in the form of Exhibit G dated as of the date hereof executed by the Parent and the existing Subsidiary Guarantors, as amended, supplemented or otherwise modified from time to time and as the same may be joined by Persons that become Subsidiary Guarantors following the date hereof.

“Hazardous Substance” means any toxic or hazardous substance, including petroleum and its derivatives regulated under the Environmental Laws.

“Healthcare Facilities” means any skilled nursing facilities, mentally retarded and developmentally disabled facilities, rehab hospitals, long term acute care facilities, intermediate care facilities for the mentally disabled, medical office buildings, domestic assisted living facilities, independent living facilities or Alzheimer’s care facilities and any ancillary businesses that are incidental to the foregoing.

“Healthcare Laws” has the meaning given to such term in Section 5.19(a) hereof.

“HMO” means any health maintenance organization, managed care organization, any Person doing business as a health maintenance organization or managed care organization, or any Person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable federal or state law (including, without limitation, HMO Regulations).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all Funded Debt;

(b)                                 all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)                                  net obligations under any Swap Contract;

(d)                                 Support Obligations in respect of Indebtedness of another Person; and

(e)                                  Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Liabilities” has the meaning provided in Section 10.05.

“Indemnitees” has the meaning provided in Section 10.05.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swing Line Loans), the last Business Day of each March, June, September and December and the Termination Date and, in the case of any Swing Line Loan, any other dates reasonably determined by the Swing Line Lender, and (b) as to any Eurodollar Loan (other than Swing Line Loans), the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, and where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period.  If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Intangible Assets” means all assets consisting of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP.

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(a)                                  any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“JCAHO” has the meaning given to such term in Section 5.19(b).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender’s Revolving Commitment Percentage thereof.

“L/C Committed Amount” has the meaning provided in Section 2.01(b).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, in each case together with its successors in such capacity.

“L/C Issuer Fees” shall have the meaning given such term in Section 2.09(c)(ii).

“L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all Unreimbursed Amounts, including L/C Borrowings.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the L/C Issuer and the Swing Line Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

“Lender Joinder Agreement” means a joinder agreement in the form of Exhibit F, executed and delivered in accordance with the provisions of Section 2.01(d).

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means each standby (non-commercial) letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” shall have the meaning given such term in Section 2.09(c)(i).

“Lien” means any mortgage, deed of trust, deed to secured debt, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Revolving Loan or Swing Line Loan, and the Base Rate Loans and Eurodollar Loans comprising such Loans.

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swing Line Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, which, if in writing, shall be substantially in the form of Exhibit A.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of (A) the Parent and its Consolidated Subsidiaries taken as a whole or (B) the Borrowers taken as a whole, (ii) the ability of the Parent or the Borrowers to perform any material obligation under the Credit Documents, or (iii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

“Material Contract” means, collectively, any Facility Lease, any cash management agreement, or any similar agreement with respect to any Borrowing Base Asset.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq

“Medical Services” means medical and health care services provided to a Person, including, but not limited to, medical and health care services provided to a Person which are covered by a policy of insurance, and includes physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided to a Person for a necessary or specifically requested valid and proper medical or health purpose.

.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Moody’s” means Moody’s Investors Service, Inc.  and any successor thereto.

“Mortgageability Amount” means, with respect to any Borrowing Base Asset and as of any date of determination, the maximum principal amount of a mortgage loan that would be available to be borrowed against such Borrowing Base Asset assuming (a) an annual interest rate equal to the greater of (i) 7.00% and (ii) the then-applicable Treasury Rate plus 2.00%, (b) a 30-year amortization schedule and (c) a debt service coverage ratio on such loan of 1.65 to 1.00 (based on the most-recently calculated Mortgageability Cash Flow of such Borrowing Base Asset).

“Mortgageability Cash Flow” means, with respect to any Borrowing Base Asset and for the most recently ended fiscal quarter for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement, an amount equal to the most-recently calculated Net Revenues received by the applicable Borrower with respect to such Borrowing Base Asset (as calculated on an annualized basis for the most recently ended fiscal quarter for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement) in connection with a so-called triple net lease entered into between the applicable Borrower and a Person which is not an Affiliate of any Consolidated Party.

“Mortgage Instrument” means, for any Real Property Asset, a first lien priority mortgage, deed of trust or deed to secure debt in favor of the Administrative Agent (for the benefit of the Lenders) with respect to such Real Property Asset.  Each Mortgage Instrument shall be in form and substance satisfactory to the Administrative Agent and suitable for recording in the applicable jurisdiction.

“Mortgage Policies” shall have the meaning assigned to such term in the definition of “Borrowing Base Asset Deliverables” contained in this Section 1.01.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means any agreement (other than this Credit Agreement or any other Credit Document) that in whole or in part prohibits the creation of any Lien on any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Credit Agreement.

“Net Revenues” shall mean, with respect to any Real Property Asset for the most recently ended fiscal quarter for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement, the annualized sum of (a) rental payments received in cash by the applicable Borrower (whether in the nature of base rent, minimum rent, percentage rent, additional rent or otherwise, but exclusive of security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, charges, expenses or items required to be paid or reimbursed by the tenant thereunder and proceeds from a sale or other disposition) pursuant to the Facility Leases applicable to such Real Property Asset, minus (b) expenses of the Borrowers allocated to such Real Property Asset.

“Note Documents” means a collective reference to the following: (a) the Senior Notes; and (b) the Senior Note Indenture.

“Note Issuance” means the $200,000,000 Senior Notes due 2014 of the Parent, issued pursuant to the terms and conditions of the Note Documents.

“Notes” means the Revolving Notes; and “Note” means any one of them.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all obligations under any Swap Contract of any Credit Party to which a Lender or any Affiliate of a Lender is a party.

“Occupancy Rate” means, with respect to any Real Property Asset, the percentage of rentable area of such Real Property Asset that is (a) leased pursuant to a lease that is in form and substance acceptable to the Administrative Agent and (b) actually occupied by an Eligible Tenant.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S.  jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent” means Omega Healthcare Investors, Inc.

“Participant” has the meaning provided in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA), in each case, which are not yet due and payable; (b) Liens evidencing the claims of materialmen, mechanics, carders, warehousemen or landlords for labor, materials, supplies or rentals, in each case, incurred in the ordinary course of business and which are not at the time required to be paid or discharged; provided, that with respect to any Borrowing Base Asset, no exception is taken therefor in the related Mortgage Policy or such Mortgage Policy otherwise affirmatively insures over such Liens in form and substance satisfactory to the Administrative Agent; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or similar applicable Laws; (d) zoning restrictions, easements, rights-of-way, covenants, reservations and other rights, restrictions or encumbrances of record on the use of Real Property Assets, which do not materially detract from the value of such property or materially impair the use thereof for the business of such Person; (e) Liens in existence as of the Closing Date as set forth on Schedule 7.01 and, with respect to the Borrowing Base Assets, as set forth on the Mortgage Policies (or updates thereto) delivered in connection herewith; (f) Liens, if any, in favor of the Administrative Agent for the benefit of the Lenders; (g) Liens arising pursuant to leases or subleases of immaterial portions of any Real Property Asset owned by any of the Borrowers granted to others not interfering in any material respect with such Real Property Asset or the business of the applicable Borrower and (h) Liens in existence as of the Closing Date with respect to certain of the Borrowing Base Assets to secure the Braswell Indebtedness, to the extent that such Liens will not be set forth on the Mortgage Polices (or updates thereto) permitted pursuant to clause (e) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Qualified Borrowing Base Assets” means, as of any date of determination, the set of then-existing Borrowing Base Assets which, in the aggregate, have an Occupancy Rate equal to or greater than seventy percent 70% and (a) for any date prior to the first day of the fiscal quarter commencing on or immediately following the Retail Syndication Date, produce the greatest Total Collateral Value; or (b) for any date thereafter, produce the greatest Aggregate Mortgageability Amount.

“Qualified REIT Subsidiary” shall have the meaning given to such term in the Internal Revenue Code.

“Real Property Asset” means, a parcel of real property, together with all improvements (if any) thereon, owned in fee simple or leased pursuant to an Eligible Ground Lease by any Person; “Real Property Assets” means a collective reference to each Real Property Asset.

“Register” has the meaning provided in Section 10.07(c).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Internal Revenue Code.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Extension of Credit” means (a) with respect to a Borrowing of Loans (including Swing Line Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, two or more Lenders (except to the extent only one Lender exists as of such date) having at least 66-2/3% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Article VIII, Lenders holding in the aggregate at least 66-2/3% of the Revolving Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans); provided that the Commitment of, and the portion of the Revolving Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief operating officer and chief financial officer of any Credit Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Retail Syndication Date” means the earlier of (a) the date on which the Administrative Agent declares that retail syndication of the credit facilities provided herein is complete and (b) the date occurring ninety (90) days following the Closing Date.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to share in the Revolving Obligations hereunder up to such Lender’s Revolving Commitment Percentage thereof.

“Revolving Commitment Percentage” means, at any time for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Committed Amount and the denominator of which is the Aggregate Revolving Committed Amount.  The initial Revolving Commitment Percentages are set forth on Schedule 2.01.

“Revolving Committed Amount” means, with respect to each Lender, the amount of such Lender’s Revolving Commitment.  The initial Revolving Committed Amounts are set forth on Schedule 2.01.

“Revolving Loan” has the meaning provided in Section 2.01.

“Revolving Note” means the promissory notes in the form of Exhibit B, if any, given to each Lender to evidence the Revolving Loans and Swing Line Loans of such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Revolving Obligations” means the Revolving Loans, the L/C Obligations and the Swing Line Loans.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.  and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Parent or any Subsidiary, any arrangement, directly or indirectly, with any person whereby the Parent or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Parties pursuant to which such member of the Consolidated Parties may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“Security Agreement” means the security agreement dated as of the date hereof in the form of Exhibit H, as amended, supplemented, restated or otherwise modified from time to time.

“Senior Note” means any one of the 7.0% Senior Notes due 2014 issued by the Parent in favor of the Senior Noteholders pursuant to the Senior Note Indenture, as such Senior Notes may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Note Indenture” means the Indenture, dated as of March 22, 2004 by and among the Parent and the Senior Noteholders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Noteholder” means any one of the holders from time to time of the Senior Notes.

“Solvent” means, with respect to any person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Charges” means, for the most recently ended fiscal quarter for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement, all charges, costs or expenses of the Consolidated Parties related to any of the following:

(a)                                  cash litigation charges incurred by the Consolidated Parties; provided that such amount shall not exceed an aggregate amount of $5,000,000 during the term of this Credit Agreement and any such amounts in excess of $5,000,000 shall not be included in the determination of the Special Charges Adjustment for any fiscal quarter;

(b)                                 non-cash charges associated with the write-down of the value of accounts and/or notes receivable of the Consolidated Parties; provided that such amount shall not exceed an aggregate amount of $5,000,000 during the term of this Credit Agreement and any such amounts in excess of $5,000,000 shall not be included in the determination of the Special Charges Adjustment for any fiscal quarter;

(c)                                  non-cash charges related to preferred stock redemptions;

(d)                                 non-cash charges incurred by the Consolidated Parties in association with the write-down of the value of any real properties;

(e)                                  the satisfaction of outstanding unamortized loan fees with respect to the Terminated Facility;

(f)                                    the satisfaction of any outstanding prepayment/make whole provisions with respect to the Terminated Facility;

(g)                                 non-cash charges associated with the sale or settlement of the outstanding interest rate cap in existence with respect to the obligations outstanding under the Terminated Facility; and

(h)                                 any other non-cash charges associated with the sale or settlement by any Consolidated Party of any Swap Contract.

“Special Charges Adjustment” means, for any fiscal quarter, the amount which has been deducted for or in connection with any Special Charges (without duplication among such items or items taken into account for previous fiscal quarters) in the determination of net income for the applicable fiscal quarter for which a given Consolidated EBITDA calculation has been performed.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Parent.

“Subsidiary Guarantor” means each Subsidiary of the Parent other than (a) the Borrowers and (b) the Unrestricted Subsidiaries.

“Subsidiary Guarantor Joinder Agreement” means a joinder agreement in the form of Exhibit E-2 to be executed by each new Subsidiary of the Parent that is required to become a Subsidiary Guarantor in accordance with Section 6.15(b) hereof.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.01(c).

“Swing Line Commitment” means, with respect to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Swing Line Loans.

“Swing Line Committed Amount” has the meaning provided in Section 2.01(c).

“Swing Line Lender” means Bank of America in its capacity as such, together with any successor in such capacity.

“Swing Line Loan” has the meaning provided in Section 2.01(c).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Tenant” means any Person who is a lessee with respect to any lease held by a Borrower as lessor or as an assignee of the lessor thereunder.

“Terminated Facility” means a collective reference to (a) the Loan Agreement, dated as of June 23, 2003, among the Borrowers, General Electric Capital Corporation (“GECC”), as agent, and the lenders identified therein and (b) the Loan Agreement, dated as of December 31, 2003, among Omega Acquisition Facility I, LLC and GECC, as agent and lender.

“Termination Date” means March 22, 2008.

“Threshold Amount” means (a) for any provision relating to the Borrowers as a whole, the Parent or the Consolidated Parties as a whole, $10,000,000, (b) for any provision relating to Delta Investors I, LLC, Delta investors II, LLC, OHI Asset, LLC and OHI Asset (CA), LLC as a whole, $2,500,000 and (c) for any provision relating to OHI Asset (ID), LLC, OHI Asset (LA), LLC, OHI Asset (TX), LLC and any other Borrower made a party hereto following the Closing Date, individually, $500,000.

“Total Collateral Value” means, as of any date of calculation with respect to any pool of Real Property Assets, the sum of the Collateral Values with respect to each of the Real Property Assets in such pool.

“Treasury Rate” means, as of any date of determination, the yield reported, as of 10:00 a.m.  (New York City time) on such date (or to the extent such date is not a Business Day, the Business Day immediately preceding such date) on the display designated as page “PX-1” of the Bloomberg Financial Markets Services Screen (or such other display as may replace page “PX-1” of the Bloomberg Financial Markets Services Screen) for actively traded U.S.  Treasury securities having a ten (10) year maturity as of such date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of such day in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S.  Treasury securities having a constant maturity equal to ten (10) years.

“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“Unrestricted Subsidiaries” means the “Unrestricted Subsidiaries” as such term is defined from time to time in the Senior Note Indenture; provided, that to the extent the Senior Note Indenture is, for any reason, terminated, the term “Unrestricted Subsidiaries” shall, for the remainder of the term of this Agreement, have the meaning assigned to such term in the Senior Note Indenture immediately prior to the termination thereof.

“Unused Fee” shall have the meaning given such term in Section 2.09(a).

“Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

1.02                        Interpretive Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:

(a)                                  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 (i)                                     The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii)                                  Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(iii)                               The term “including” is by way of example and not limitation.

(iv)                              The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)                                  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)                                 Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03                        Accounting Terms.

(a)                                  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the fiscal year ended December 31, 2003, except as otherwise specifically prescribed herein.

(b)                                 The Parent will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 6.02(a).  If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Parent or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 6.01(a) or (b) as to which no such objection has been made.

1.04                        Rounding.

Any financial ratios required to be maintained by the Parent pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06                        Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07                        Letter of Credit Amounts.

Unless otherwise provided, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II
COMMITMENTS AND EXTENSION OF CREDITS

2.01                        Commitments.

Subject to the terms and conditions set forth herein:

(a)                                  Revolving Loans.  During the Commitment Period, each Lender severally agrees to make revolving credit loans (the “Revolving Loans”) to the Borrower Representative on any Business Day; provided that after giving effect to any such Revolving Loan, (i) with regard to the Lenders collectively, the aggregate outstanding principal amount of Revolving Obligations shall not exceed the lesser of (x) ONE HUNDRED TWENTY FIVE MILLION DOLLARS ($125,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Revolving Committed Amount”) and (y) the Borrowing Base Amount for such date and (ii) with regard to each Lender individually, such Lender’s Revolving

Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount.  Revolving Loans may consist of Base Rate Loans, Eurodollar Loans, or a combination thereof, as provided herein, and may be repaid and reborrowed in accordance with the provisions hereof.

(b)                                 Letters of Credit.  During the Commitment Period, (i) the L/C Issuer, in reliance upon the commitments of the Lenders set forth herein, agrees (A) to issue Letters of Credit for the account of a Borrower on any Business Day, (B) to amend or renew Letters of Credit previously issued hereunder, and (C) to honor drafts under Letters of Credit; and (ii) the Lenders severally agree to purchase from the L/C Issuer a participation interest in the Letters of Credit issued hereunder in an amount equal to such Lender’s Revolving Commitment Percentage thereof; provided that (A) the aggregate principal amount of L/C Obligations shall not exceed TWENTY FIVE MILLION DOLLARS ($25,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “L/C Committed Amount”), (B) with regard to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the lesser of (x) the Aggregate Revolving Committed Amount and (y) the Borrowing Base Amount for such date, and (C) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount.  Subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(c)                                  Swing Line Loans.  During the Commitment Period, the Swing Line Lender agrees to make revolving credit loans (the “Swing Line Loans”) to the Borrower Representative on any Business Day; provided, that (i) the aggregate principal amount of Swing Line Loans shall not exceed TEN MILLION DOLLARS ($10,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Swing Line Committed Amount”), (ii) with respect to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the lesser of (x) the Aggregate Revolving Committed Amount and (y) the Borrowing Base Amount on such date, and (iii) the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Swing Line Loans shall be comprised solely of Eurodollar Loans, and may be repaid and reborrowed in accordance with the provisions hereof.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation interest in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Commitment Percentage thereof.  No Swing Line Loan shall remain outstanding for longer than three (3) Business Days.

(d)                                 Increase in Revolving Commitments.  Subject to the terms and conditions set forth herein, the Borrower Representative may, at any time during the period commencing as of the Closing Date and ending as of the date three (3) years following the Closing Date, upon written notice to the Administrative Agent, cause an increase in the Aggregate Revolving Committed Amount by up to FIFTY MILLION DOLLARS ($50,000,000) (to an aggregate amount not more than ONE HUNDRED SEVENTY FIVE MILLION DOLLARS

($175,000,000)); provided that such increase shall be conditioned and effective upon the satisfaction of the following conditions:

(i)            the Borrowers shall obtain (whether through the Arranger or otherwise) commitments for the amount of the increase from existing Lenders or other commercial banks or financial institutions reasonably acceptable to the Administrative Agent, which other commercial banks and financial institutions shall join in this Credit Agreement as Lenders by a Lender Joinder Agreement substantially in the form of Exhibit F attached hereto or other arrangement reasonably acceptable to the Administrative Agent (it being understood that  in no case shall any Lender be required to increase its Revolving Commitment without its written consent);

(ii)           any such increase shall be in a minimum aggregate principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount, if less);

(iii)          if any Revolving Loans are outstanding at the time of any such increase, the Borrowers shall make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment percentages and commitment amounts;

(iv)          the Borrowers shall pay to the Administrative Agent and the Arranger all fees required under the Administrative Agent’s Fee Letter due in connection with the syndication of the increase in the Revolving Committed Amount;

(v)           the Borrowers shall have executed any new or amended and restated Notes (to the extent requested by the Lenders) to reflect the revised commitment amounts; and

(vi)          the conditions to the making of a Revolving Loan set forth in Section 4.02 shall be satisfied.

In connection with any such increase in the Revolving Commitments, Schedule 2.01 shall be revised to reflect the modified commitments and commitment percentages of the Lenders, and the Borrowers shall provide supporting corporate resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith.  The Borrower Representative shall not be permitted to cause more than three (3) increases in the Aggregate Revolving Committed Amount during the term of this Agreement.

2.02                        Borrowings, Conversions and Continuations.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the Borrower Representative’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m.  (i) with respect to Eurodollar

Loans, three (3) Business Days prior to, or (ii) with respect to Base Rate Loans, on the requested date of, the requested date of any Borrowing, conversion or continuation.  Each telephonic notice pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Loans, $1,000,0000 or a whole multiple of $1,000,000 in excess thereof or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable request is with respect to Revolving Loans, (ii) whether such request is for a Borrowing, conversion, or continuation, (ii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed, converted or continued, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower Representative fails to specify a Type of Loan in a Loan Notice or if the Borrower Representative fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans.  If the Borrower Representative requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Commitment Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Extension of Credit, Section 4.01), the Administrative Agent shall make all funds so received available to the party referenced in the applicable Loan Notice in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable party on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower Representative, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the party identified in the applicable Loan Notice as provided above.

(c)           Except as otherwise provided herein, without the consent of the Required Lenders, (i) a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan and (ii) any conversion into, or continuation as, a Eurodollar Loan may be made only if the conditions to Extension of Credits in Section 4.02 have been satisfied.  During the existence of a Default or Event of Default, (i) no Loan may be requested as, converted to or continued as a Eurodollar Loan and (ii) at the request of the Required Lenders, any outstanding Eurodollar Loan shall be converted immediately to a Base Rate Loan.

(d)           The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Representative and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Loans.

2.03                        Additional Provisions with respect to Letters of Credit.

(a)           Obligation to Issue or Amend.

(i)            The L/C Issuer shall not issue any Letter of Credit if:

(A)                              the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

(B)                                such Letter of Credit is in an initial amount less than $50,000, is to be denominated in a currency other than Dollars or is not a standby letter of credit.

(ii)           The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

(B)                                the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D)                               one or more applicable conditions contained in Section 4.02 shall not then be satisfied and the L/C Issuer shall have received written notice thereof from any Lender or any Credit Party at least one Business Day prior to the requested date of issuance of such Letter of Credit;

(E)                                 a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; or

(F)                                 the Revolving Commitments have been terminated pursuant to Article VIII.

(iii)          The L/C Issuer shall be under no obligation to amend any Letter of Credit if:

(A)                              the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B)                                the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)          The L/C Issuer shall not amend any Letter of Credit if:

(A)                              one or more applicable conditions contained in Section 4.02 shall not then be satisfied and the L/C Issuer shall have received written notice thereof from any Lender or any Credit Party at least one Business Day prior to the requested date of amendment of such Letter of Credit; or

(B)                                the Revolving Commitments have been terminated pursuant to Article VIII.

(b)           Procedures for Issuance and Amendment.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Representative delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower Representative and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Person or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Commitment Percentage of such Letter of Credit.

(iii)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower Representative and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower Representative and the Administrative Agent thereof.  Not later than 11:00 a.m.  on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower Representative shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower Representative fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Commitment Percentage thereof.  In such event, the Borrower Representative shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Revolving Commitments or the conditions set forth in Section 4.02.  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m.  on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower Representative in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Borrower Representative shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Credit Party or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)           Obligations Absolute.  The obligations of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, any other Credit Document or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers.

The Borrower Representative shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower Representative’s instructions or other irregularity, the Borrower Representative will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Revolving Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the

L/C Issuer, any Agent-Related Person nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude a Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent or the Required Lenders, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower Representative shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be).  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Lenders).  Derivatives of such term have corresponding meanings.  Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.

(h)           Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower Representative when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law

& Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(i)            Letter of Credit Fees.  The Borrowers shall pay Letter of Credit fees as set forth in Section 2.09.

(j)            Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04                        Additional Provisions with respect to Swing Line Loans.

(a)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower Representative’s  irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m.  on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent.  Promptly after receipt by the Swing Line Lender of any telephonic Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m.  on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m.  on the borrowing date specified in such Loan Notice, make the amount of its Swing Line Loan available to the Borrower Representative by crediting the account of the Borrower Representative on the books of the Swing Line Lender in immediately available funds.

(b)           Refinancing.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Revolving Commitment Percentage of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Commitments or the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower Representative with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.

Each Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m.  on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)         Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(c)           Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(d)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers (by delivery of an invoice or other notice to the Borrower Representative) for interest on the Swing Line Loans.  Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Revolving Commitment Percentage of any Swing Line Loan, interest in respect thereof shall be solely for the account of the Swing Line Lender.

(e)           Payments Directly to Swing Line Lender.  The Borrower Representative shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Repayment of Loans.

(a)           Revolving Loans.  The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b)           Swing Line Loans.  The Borrowers shall repay each Swing Line Loan on the earliest to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Termination Date.

2.06                        Prepayments.

(a)           Voluntary Prepayments.  The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that (i) notice thereof must be received by 11:00 a.m.  by the Administrative Agent (A) at least three (3) Business Days prior to the date of prepayment of Eurodollar Loans, and (B) on the Business Day prior to the date of prepayment of Base Rate Loans, and (ii) any such prepayment shall be in a minimum principal amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof, in the case of Eurodollar Loans, and a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire principal amount thereof, if less.  Each such notice of voluntary repayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans which are to be prepaid.  The

Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein.  Prepayments of Eurodollar Loans hereunder shall be accompanied by accrued interest thereon and breakage amounts, if any, under Section 3.05.

(b)           Mandatory Prepayments.  If at any time (A) the aggregate principal amount of Revolving Obligations shall exceed the lesser of (x) the Aggregate Revolving Committed Amount and (y) the Borrowing Base Amount for such date, (B) the aggregate principal amount of L/C Obligations shall exceed the L/C Committed Amount, (C) the aggregate principal amount of Swing Line Loans shall exceed the Swing Line Committed Amount, immediate prepayment will be made on the Revolving Loans and/or to provide Cash Collateral to the L/C Obligations in an amount equal to such excess; provided, however, that Cash Collateral will not be provided to the L/C Obligations hereunder until the Revolving Loans and Swing Line Loans have been paid in full.

(c)           Application.  Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurodollar Loans in direct order of Interest Period maturities.  In addition:

(i)            Voluntary Prepayments.  Voluntary prepayments shall be applied as specified by the Borrowers.  Voluntary prepayments on the Revolving Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

(ii)           Mandatory Prepayments.  Mandatory prepayments on the Revolving Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that mandatory prepayments in respect of the Revolving Commitments under subsection (b)(i) above shall be applied to the respective Revolving Obligations as appropriate.

2.07                        Termination or Reduction of Commitments.

The Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrower Representative to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m.  at least five (5) Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; and (ii) the Commitments may not be reduced to an amount less than the Revolving Obligations then outstanding.  The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Commitment Percentage thereof.  All commitment or other fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.08                        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Loan (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof for each

Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Daily Floating Eurodollar Rate plus the Applicable Percentage.

(b)           If any amount payable by the Borrowers under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Furthermore, upon the written request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

(a)           Unused Fee.  From and after the Closing Date, the Borrowers agree to pay the Administrative Agent for the ratable benefit of the Lenders an unused fee (the “Unused Fee”) for each calendar quarter (or portion thereof) in an amount equal to the sum of the Daily Unused Fees incurred during such period.  The Unused Fee shall accrue at all times during the Commitment Period (and thereafter so long as Revolving Obligations shall remain outstanding), including periods during which the conditions to Extensions of Credit in Section 4.02 may not be met, and shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Termination Date (and, if applicable, thereafter on demand).  The Administrative Agent shall distribute the Unused Fee to the Lenders pro rata in accordance with the respective Revolving Commitments of the Lenders.

(b)           Upfront and Other Fees.  The Borrowers agree to pay to the Administrative Agent for the benefit of the Lenders the upfront and other fees provided in the Administrative Agent’s Fee Letter.

(c)           Letter of Credit Fees.

(i)            Letter of Credit Fee.  In consideration of the L/C Commitment hereunder, the Borrowers agree to pay to the Administrative Agent for the ratable benefit of the Lenders an annual fee (the “Letter of Credit Fee”) with respect to each Letter of Credit issued hereunder equal to (A) the Applicable Percentage per annum multiplied by (B) the average daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letters of Credit) from the date of issuance to the date of expiration.  The Letter of Credit Fee shall be computed on a quarterly basis in arrears and shall be payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the Letter of Credit Expiration Date (and, if applicable, thereafter on demand).

(ii)           L/C Issuer Fees.  In addition to the Letter of Credit Fee, the Borrowers agree to pay to the L/C Issuer for its own account without sharing by the other Lenders (A) concurrently with the issuance of each such Letter of Credit, a fronting and negotiation fee of one eighth of one percent (0.125%) per annum on the maximum amount available to be drawn under Letters of Credit issued by it from the date of issuance to the date of expiration, and (B) upon the issuance, amendment, transfer and/or conversion of any Letters of Credit or any other action or circumstance requiring administrative action on the part of the L/C Issuer with respect thereto, customary charges of the L/C Issuer with respect thereto (collectively, the “L/C Issuer Fees”).

(d)           Administrative Agent’s Fees.  The Borrowers agree to pay the Administrative Agent such fees as provided in the Administrative Agent’s Fee Letter or as may be otherwise agreed by the Administrative Agent and the Borrowers from time to time.

(e)           Other Fees.

(i)            The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Administrative Agent’s Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

2.11                        Payments Generally.

(a)           All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m.  on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m.  shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           Subject to the definition of “Interest Period,” if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if the Borrowers fail to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable

Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof or for any other reason, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, nor relieve Borrowers from any obligations hereunder to the Lenders which fulfill such obligations and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12                        Sharing of Payments.

If any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans), any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any payments made to a Lender in error by the Administrative Agent (which such payments shall be returned by the Lender to the Administrative Agent immediately upon such Lender’s obtaining knowledge that such payment was made in error)) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13                        Evidence of Debt.

(a)           The Extension of Credits made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extension of Credits made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  The Borrowers shall execute and deliver to the Administrative Agent a Note for each Lender, requesting a Note, which Note shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14                        Joint and Several Liability of the Borrowers.

(a)           Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)           Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations arising under this Credit Agreement and the other Credit Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)           If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such obligation.

(d)           The obligations of each Borrower under the provisions of this Section 2.14 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement), or of any demand for any payment under this Credit Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Lender under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.14, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Lender.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f)            The provisions of this Section 2.14 are made for the benefit of the Administrative Agent, L/C issuer, Swing Line Lender, the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy.  The provisions of this Section 2.14 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated and in effect as though such payment had not been made.

(f)            Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

2.15                        Appointment of Parent as Legal Representative for Credit Parties.

Each of the Credit Parties hereby appoints the Parent to act as its exclusive legal representative for all purposes under this Credit Agreement and the other Credit Documents (including, without limitation, with respect to all matters related to Borrowings and the repayment of Loans and Letters of Credit as described in Article II and Article III hereof) (in such capacity, the “Borrower Representative”).  Each of the Credit Parties acknowledges and agrees that (a) the Borrower Representative may execute such documents on behalf of all the Credit Parties (whether as Borrowers or Guarantors) as the Borrower Representative deems appropriate in its reasonable discretion and each Credit Party shall be bound by and obligated by all of the terms of any such document executed by the Borrower Representative on its behalf, (b) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Borrower Representative shall be deemed to have been delivered to each of the Credit Parties and (c) the Administrative Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrower Representative on behalf of the Credit Parties (or any of them).  The Borrowers must act through the Borrower Representative for all purposes under this Credit Agreement and the other Credit Documents.  Notwithstanding anything contained herein to the contrary, to the extent any provision in this Credit Agreement requires any Credit Party to interact in any manner with the Administrative Agent or the Lenders, such Credit Party shall do so through the Borrower Representative.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)           Any and all payments by any Credit Party to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise and excise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement or any other Credit Document) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If any Credit Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, such Credit Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, the Borrowers agree to pay any and all present or future stamp, court or documentary taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).  For the avoidance of doubt, “Other Taxes” shall not include any taxes assessed on the net or gross income of a taxpayer, regardless of whether such taxes are designated excise or property taxes.

(c)           If the Borrowers shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, the Borrowers shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)           The Borrowers agree to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) that are paid by the Administrative Agent and such Lender and that are the responsibility of the Borrowers, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes a written demand therefor.

3.02                        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03                        Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)           If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)           The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

3.05                        Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Matters Applicable to all Requests for Compensation.

(a)           A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrowers may replace such Lender in accordance with Section 10.16.

3.07                        Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO EXTENSION OF CREDITS

The obligation of each Lender to make Extensions of Credit hereunder is subject to satisfaction of the following conditions precedent:

4.01                        Conditions to Initial Extensions of Credit.

The obligation of the Lenders to make the initial Extension of Credit hereunder is subject to the satisfaction of such of the following conditions in all material respects on or prior to the Closing Date as shall not have been expressly waived in writing by the Administrative Agent and Lenders.

(a)           Credit Documents, Organization Documents, Etc.  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)            executed counterparts of this Credit Agreement and the other Credit Documents;

(ii)           a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)          copies of the Organization Documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization (other that with respect to the Subsidiary Guarantors, which Organization Documents shall be certified by a secretary or assistant secretary), where applicable, and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date;

(iv)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Credit Documents to which such Credit Party is a party; and

(v)           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)           Opinions of Counsel.  The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i)            a legal opinion of LeBoeuf, Lamb, Greene & MacRae, LLP, special New York counsel for the Credit Parties;

(ii)           a legal opinion of special local counsel for the Borrowers for the states of Maryland, California, West Virginia, Ohio, North Carolina, Washington, Massachusetts, Alabama, Tennessee, Idaho, Louisiana, Texas  and any other state in which any Borrowing Base Asset in existence as of the Closing Date is located or any other state in which the Parent or any Borrower is organized, in each case addressed to the Administrative Agent, its counsel and the Lenders.

(c)           Personal Property Collateral.  The Administrative Agent shall have received (in each case in form and substance reasonably satisfactory to the Administrative Agent):

(i)            searches of Uniform Commercial Code filings in the state of incorporation of each Borrower or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the tangible personal property Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)           UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)          duly executed notices of grant of security interest as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv)          all instruments and chattel paper in the possession of any of the Borrowers, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral;

(v)           duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(vi)          in the case of any tangible personal property Collateral located at a premises leased by a Borrower, such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Administrative Agent.; and

(vii)         a copy of each Material Contract.

(d)           Real Property Collateral (Borrowing Base Assets).  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, each of the Borrowing Base Asset Deliverables with respect to each Real Property Asset set forth on Schedule 5.12 attached hereto and shall have approved each such Real Property Asset as a Borrowing Base Asset hereunder.

(e)           Property and Liability Insurance.  The Administrative Agent shall have received copies of all insurance policies held by (or for the benefit of) the Parent, Borrowers or Tenants with respect to the Real Property Assets of the Borrowers, each such policy shall name the Administrative Agent (on behalf of the Lenders) as an additional insured or sole loss payee under a standard mortgagee endorsement, as applicable and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent (i) thirty (30) days prior written notice before any such policy or policies shall be canceled and (ii) fifteen (15) days prior written notice before any such policy or policies shall be altered.

(f)            Officer’s Certificates.  The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Parent as of the Closing Date, in a form satisfactory to the Administrative Agent, stating that (i) each Credit Party is in compliance with all existing financial obligations (whether pursuant to the terms and conditions of this Credit Agreement or otherwise), (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Consolidated Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could have a Material Adverse Effect, (iv) immediately prior to and following the transactions contemplated herein, each of the Credit Parties shall be Solvent, and (v) immediately after the execution of this Credit Agreement and the other Credit Documents, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

(g)           Financial Statements.  Receipt by the Administrative Agent and the Lenders of (i) the Audited Financial Statements, (ii) pro forma projections of financial statements (balance sheet, income and cash flows) for each of the following four (4) fiscal quarters of the Consolidated Parties and each of the following four (4) fiscal years of the Consolidated Parties and (iii) such other information relating to the Consolidated Parties as the Administrative Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

(h)          Opening Compliance Certificate.  Receipt by the Administrative Agent of a Compliance Certificate as of the Closing Date signed by a Responsible Officer of the Parent and including (i) pro forma calculations for the current fiscal quarter based on the amounts set forth in the Audited Financial Statements and taking into account the termination of the Terminated Facility and any Extension of Credit made or requested hereunder as of such date; (ii) pro forma calculations of all financial covenants contained herein for each of the following four (4) fiscal quarters (based on the projections set forth in the materials delivered pursuant to clause (g) of this Section 4.01); and (iii) pro forma calculations of all financial covenants contained herein for each of the following four (4) fiscal years (based on the projections set forth in the materials delivered pursuant to clause (g) of this Section 4.01).

(i)            Consents/Approvals.  The Credit Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (i) any applicable Law or (ii) any agreement, document or instrument to which any Credit Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Borrower or any other Credit Party to fulfill its respective obligations under the Credit Documents to which it is a party.

(j)            Material Adverse Change.  No material adverse change shall have occurred since December 31, 2003 in the condition (financial or otherwise), business, assets, operations, management or prospects of (i) the Parent, (ii) the Parent and its Consolidated Subsidiaries taken as a whole, or (iii) the Borrowers taken as a whole.

(k)           Litigation.  There shall not exist any pending or threatened action, suit, investigation or proceeding against any Credit Party or any of their Affiliates that could reasonably be expected to have a Material Adverse Effect or could otherwise materially and adversely effect the transactions set forth herein or contemplated hereby.

(l)            Terminated Facility.  Receipt by the Administrative Agent of evidence that (i) the loans and other obligations under the Terminated Facility have been fully, finally and irrevocably repaid (or will be repaid with the initial Loans made hereunder on the Closing Date), (ii) the commitments under the Terminated Facility have been fully and finally terminated, and (iii) all liens and security interests held with respect thereto have been terminated and released and that all required lender(s) and agent(s) under such Terminated Facility have executed and delivered to either the Borrowers or the applicable recording or filing office notices of termination with respect to such liens and security interests;

(m)          Note Issuance.  Receipt by the Administrative Agent of evidence that the Note Issuance has occurred, that the Note Documents have been fully executed and delivered, that the obligations of the Credit Parties thereunder are unsecured.

(n)           Fees and Expenses.  Payment by the Credit Parties to the Administrative Agent of all fees and expenses relating to the preparation, execution and delivery of this Credit Agreement and the other Credit Documents which are due and payable on the Closing Date, including, without limitation, payment to the Administrative Agent of the fees set forth in the Administrative Agent’s Fee Letter, and reasonable and documented Attorney Costs, consultants’ fees, travel expenses and all fees and expenses associated with the due diligence done in connection with and the preparation of documentation with respect to the Borrowing Base Assets or other Collateral.

(o)           Other.  Receipt by the Lenders or the Administrative Agent of such other documents, instruments, agreements or information as reasonably requested by any Lender or the Administrative Agent, including, but not limited to, additional legal opinions, contribution agreements, corporate resolutions, indemnifications, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Credit Parties.

4.02                        Conditions to Extensions of Credit.

The obligation of any Lender to make any Extension of Credit hereunder is subject to the satisfaction of such of the following conditions on or prior to the proposed date of the making of such Extension of Credit:

(a)           The Administrative Agent shall receive the applicable Request for Extension of Credit and the conditions set forth in Section 4.01 for the initial Extension of Credit shall have been met as of the Closing Date;

(b)           No Default shall have occurred and be continuing immediately before the making of such Extension of Credit and no Default shall exist immediately thereafter;

(c)           The representations and warranties of the Borrowers made in or pursuant to the Credit Documents shall be true in all material respects on and as of the date of such Extension of Credit;

(d)           Immediately following the making of such Extension of Credit the sum of the outstanding principal balance of the Revolving Obligations shall not exceed the lesser of (i) the Aggregate Revolving Committed Amount and (ii) the Borrowing Base Amount for such date.

The making of such Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the facts specified in clauses (b), (c), and (d) of this Section.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrowers hereby represent and warrant (on behalf of themselves, the Parent or the Credit Parties as a whole, as applicable) that:

5.01                        Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           During the period from December 31, 2003, to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(c)           The financial statements delivered pursuant to Section 6.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

(d)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.02                        Corporate Existence and Power.

Each of the Credit Parties is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect.

5.03                        Corporate and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including Regulation U or Regulation X issued by the FRB).

5.04                        Binding Effect.

This Credit Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is a party thereto.  This Credit Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is a party thereto in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05                        Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Credit Parties, threatened at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of its properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, can reasonably be expected to be determined adversely, and if so determined to have a Material Adverse Effect.

5.06                        Compliance with ERISA.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Responsible Officers of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the knowledge of the Responsible Officers of the Credit Parties, threatened claims (other than routine claims for benefits), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any ERISA Affiliate or, to the knowledge of the Responsible Officers of the Credit Parties, any other Person has engaged in any prohibited transaction or violation of the fiduciary responsibility rules under ERISA or the Code with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i)            No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.07                        Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)           To the knowledge of the Responsible Officers of the Parent and the Borrowers, each of the Borrowing Base Assets and all operations with respect to each of the Borrowing Base Assets and the Real Property Assets owned by the Borrowers are in compliance with all applicable Environmental Laws in all material respects and there are no conditions relating to the Borrowing Base Assets, the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers that are likely to give rise to liability under any applicable Environmental Laws.

(b)           To the knowledge of the Responsible Officers of the Parent and the Borrowers, none of the Borrowing Base Assets or other Real Property Assets owned by the Borrowers contains, or has previously contained, any Hazardous Substances at, on or under such property in amounts or concentrations that constitute a violation of, or could give rise to liability under, applicable Environmental Laws.

(c)           Neither the Parent nor any Borrower has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Borrowing Base Assets, any of the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers, nor does any Responsible Officer of the Parent or any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)           Neither the Parent nor any Borrower has generated, treated, stored or disposed of Hazardous Substances at, on or under any of the Borrowing Base Assets or any of the other Real Property Assets owned by the Borrowers in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.  To the knowledge of the Responsible Officers of the Parent and the Borrowers, Hazardous Substances have not been transported or disposed of from the Borrowing Base Assets or the other Real Property Assets owned by the Borrowers, in each case by or on behalf of any Borrower, in violation of, or in a manner that is likely to give rise to liability under, any applicable Environmental Law.

(e)           To the knowledge of the Responsible Officers of the Parent and the Borrowers, no judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law to which any Borrower is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrowers, the Borrowing Base Assets, the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers.

5.08                        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)           No Credit Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock.

(b)           None of the Parent or any Borrower (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (iii) subject to regulation under any other Law which limits its ability to incur the Obligations.

5.09                        Compliance with Laws.

(a)           Each Credit Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a  Material Adverse Effect.

(b)           To the knowledge of the Responsible Officers of the Borrowers, each of the Borrowing Base Assets, and the uses of the Borrowing Base Assets, are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to the Borrowing Base Assets (including, without limitation, building and zoning laws and Healthcare Laws), except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10                        Ownership of Property; Liens.

Each Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business (including, in any case, each of the Borrowing Base Assets), except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrowers is subject to no Liens, other than Permitted Liens.

5.11                        Corporate Structure; Capital Stock, Etc.

As of the Closing Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate, Schedule 5.11 correctly sets forth the corporate structure of Parent and each of its Subsidiaries (including each of the Subsidiary Guarantors), as well as the entity and ownership structure of the Parent and the Borrowers and the correct legal name and the jurisdiction of formation of the Parent and each of its Subsidiaries.  Also included on Schedule 5.11 is a listing of the number of shares of each class of Capital Stock outstanding with respect to each Borrower, the Persons holding equity interests in such Borrowers, their percentage equity or voting interest in the Borrowers and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.  Except as set forth on Schedule 5.11, as of the Closing Date: (i) no Borrower has issued to any third party any securities convertible into any equity interest in such Borrower, or any options, warrants or other rights to acquire any securities convertible into any such equity interest, and (ii) the outstanding Capital Stock of each Borrower is owned by the Persons indicated on Schedule 5.11, is validly issued, fully paid and non-assessable, and is free and clear of all Liens, warrants, options and rights of others of any kind whatsoever.  Each Person owning a Borrowing Base Property is a Borrower hereunder.  Each Borrower is a Wholly Owned Subsidiary of the Parent.  No Borrower holds or otherwise has any interest in any Capital Stock of any other Person.   Each Subsidiary of the Parent is either a Borrower, a Subsidiary Guarantor or an Unrestricted Subsidiary.

5.12                        Real Property Assets; Leases.

(a)           Part I of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true and complete list as of the Closing Date of (i) the street address of each Borrowing Base Asset, (ii) the Borrower which owns each such Borrowing Base Asset, (iii) the facility type of each such Borrowing Base Asset, (iv) the Facility Leases to which each such Borrowing Base Asset is subject, and (v) the name and address of the applicable Tenant.  The applicable Borrower has a fee simple title to or holds a ground lease interest pursuant to an Eligible Ground Lease in each Borrowing Base Asset listed on Schedule 5.12 hereto and such schedule correctly sets forth the type of interest (fee or leasehold) held by each Borrower in each Borrowing Base Asset.  Each parcel of real property identified on Part I of Schedule 5.12 is a Real Property Asset that qualifies as a Borrowing Base Asset pursuant to the terms hereof and which is subject to a first priority lien (subject to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lenders) pursuant to a properly-recorded Mortgage Instrument and Assignment of Leases.

(b)           Part II of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true and complete list as of the Closing Date of (i) the street address of each other Real Property Asset owned by any Borrower, (ii) the applicable Borrower which owns each such other Real Property Asset, (iii) the facility type of each such other Real Property Asset, (iv) the lease(s) to which each such other Real Property Asset is subject, and (v) the name and address of the Tenants with respect to each such other Real Property Asset.

(c)           Part III of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly sets forth the names and addresses of all Tenants with respect to the Real Property Assets who are, to the knowledge of any Responsible Officer of the Borrowers, (i) delinquent in paying any franchise, business, intangible, personal property taxes or real estate taxes due beyond the later of the applicable grace period with respect thereto, if any, and forty five (45) days and/or (ii) the subject of any Bankruptcy Event.

(d)           Part IV of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly identifies all Facility Leases in existence as of the date hereof with respect to the Borrowing Base Assets, together with the applicable Tenant and the remaining term of each such Facility Lease.

(e)           Part V of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly sets forth all subleases with respect to the Facility Leases relating to any of the Borrowing Base Assets, the termination of which could result in a material adverse effect on the applicable Tenant’s ability to continue to make scheduled payments to the applicable Borrower under the applicable Facility Lease, together with the applicable tenant with respect thereto, the remaining term of the sublease and whether or not such tenant is current on payments due thereunder.

(f)            To the knowledge of the Responsible Officers of the Borrowers, each of the facilities located on the Borrowing Base Assets owned by the Borrowers is currently in good repair, working order and condition without any material structural or engineering defects or conditions.  To the knowledge of the Responsible Officers of the Borrowers, no condemnation or condemnation proceeding has been instituted and remained undismissed for a period in excess of thirty (30) consecutive days, in each case, with respect to a material portion of any Real Property Asset listed as a Borrowing Base

Asset on Part I of Schedule 5.12.  To the knowledge of the Responsible Officers of the Borrowers, no material casualty event has occurred with respect to the improvements located on any Real Property Asset listed as a Borrowing Base Asset on Part I of Schedule 5.12 which has not been (or, if applicable) will not be able to be) fully remediated with available insurance proceeds.

5.13                        Material Contracts; Additional Contractual Obligations.

Schedule 5.13 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true, correct and complete listing of all Material Contracts as of the Closing Date (other than those set forth on Part V of Schedule 5.12).  No event of default, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such an event of default, exists with respect to any such Material Contract.  Except as set forth on Schedule 5.13, no Borrower is a party to any contract or agreement that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.

5.14                        Investments.

All Investments of each Borrower are Investments permitted pursuant to Section 7.04(b).

5.15                        Solvency.

The Credit Parties are Solvent on a consolidated basis.

5.16                        Taxes.

The Credit Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties (including all Real Property Assets), income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP.  To the knowledge of the Responsible Officers of the Parent and the Borrowers, there is no proposed tax assessment against any Credit Party that would, if made, have a Material Adverse Effect.

5.17                        REIT Status.

The Parent is taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Code and each of the Borrowers are Qualified REIT Subsidiaries.

5.18                        Insurance.

All insurance coverage of the Borrowers and all insurance coverage of the Tenants with respect to the Real Property Assets of the Borrowers, in each case, as in existence as of the

Closing Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate, is described on the certificates attached hereto as Schedule 5.18.

5.19                        Healthcare; Facility Representations and Warranties.

(a)           Compliance With Healthcare Laws.  Without limiting the generality of Section 5.09 hereof or any other representation or warranty made herein, neither the Parent nor any of the Borrowers and, to the knowledge of the Responsible Officers of the Parent and the Borrowers, no Tenant, is in material violation of any applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute” (collectively, “Healthcare Laws”) where such violation would result in a Material Adverse Effect.  The Parent and each of the Borrowers (if applicable) and, to the knowledge of the Responsible Officers of the Parent and the Borrowers, each of the Tenants, have maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the knowledge of the Responsible Officers of the Parent and the Borrowers, there are no notices of material violations of the Healthcare Laws with respect to the Parent, the Borrowers, any Tenant or any of the Real Property Assets owned by any Borrower.

(b)           Licenses, Permits, and Certifications.

(i)            To the knowledge of the Responsible Officers of the Parent and the Borrowers, each Tenant has such permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authorities as are necessary under applicable law or regulations to own its properties and to conduct its business and to receive reimbursement under Medicare and Medicaid (including without limitation such permits as are required under such federal, state and other health care laws, and under such HMO or similar licensure laws and such insurance laws and regulations, as are applicable thereto), if the failure to obtain such permits, licenses, franchises, certificates and other approvals or authorizations could reasonably be expected to result in a Material Adverse Effect.  Notwithstanding the foregoing, no Borrower is the owner of any licenses or permits required for the provision of Medical Services at any of the Real Property Assets.

(ii)           To the knowledge of the Responsible Officers of the Parent and the Borrowers, each Tenant has all Medicare, Medicaid and related agency supplier billing number(s) and related documentation necessary to submit reimbursement claims to Medicare and/or Medicaid for any Medical Service furnished by such Person in any jurisdiction where it conducts business if the failure to obtain billing number(s) or related documentation could reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Responsible Officers of the Parent and the Borrowers, no Tenant is currently subject to suspension, revocation, renewal or denial of its Medicare and/or Medicaid certification, supplier billing number(s), or Medicare and/or Medicaid participation agreement(s).

(iii)          To the knowledge of the Responsible Officers of the Parent and the Borrowers, each of the facilities located on the Real Property Assets owned by the Borrowers are currently accredited by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”) or any other required Governmental Authority and is duly licensed to operate in the manner currently operated, as required under applicable Laws.  In addition, to the knowledge of the Responsible Officers of the Parent and the Borrowers, each such facility is in compliance in all material respects with the applicable provisions of every law, ordinance, statute, regulation, order, standard, restriction or rule of any federal, state or local government or quasi-governmental body, agency, board or authority having jurisdiction over the operation thereof, including, without limitation, health care and fire safety codes.

(c)           HIPAA Compliance.  Neither the Parent nor any Borrower is a “covered entity” within the meaning of HIPAA.  In addition, to the knowledge of the Responsible Officers of the Parent and the Borrowers, neither the Parent nor any Borrower is the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could reasonably be expected to cause a Material Adverse Effect.

(d)           Medical Services.  No Credit Party is in the business of providing Medical Services.

ARTICLE VI
AFFIRMATIVE COVENANTS

The Borrowers hereby covenant and agree (on their own behalf and on behalf of the Subsidiary Guarantors and/or Parent, as applicable) that until the Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Revolving Commitments hereunder shall have terminated:

6.01                        Financial Statements.

The Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of Section 6.02 hereof), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within one hundred fifteen (115) days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like assumption, qualification or exception or any assumption, qualification or exception as to the scope of such audit; provided, that the Administrative Agent hereby agrees that a Form 10-K of the Parent in form similar to that delivered as part of the Audited Financial Statements shall satisfy the requirements of this Section 6.01(a); and

(b)           commencing with the fiscal quarter beginning on March 31, 2004 (regardless of whether the Closing Date occurs prior to or following such date), as soon as available, but in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent, a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, that the Administrative Agent hereby agrees that a Form 10-Q of the Parent in form similar to that delivered to the SEC shall satisfy the requirements of this Section 6.01(b).

6.02                        Certificates; Other Information.

The Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of this Section 6.02), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent;

(b)           within fifty (50) days after the end of each fiscal quarter, a Borrowing Base Certificate calculated as of the end of the immediately prior fiscal quarter, duly completed and executed by a Responsible Officer of the Parent; provided, however, the Borrower Representative may, at its option, provide an updated Borrowing Base Certificate more frequently than quarterly;

(c)           within forty five (45) days following the date on which such statements and calculations are due to the respective Borrowers from the respective Tenants, quarterly operating statements and Occupancy Rate calculations concerning each of the then-existing Borrowing Base Assets;

(d)           within thirty (30) days after the end of each fiscal year of the Parent, beginning with the fiscal year ending December 31, 2004, an annual operating forecast of the Parent containing, among other things, pro forma financial statements for the then current fiscal year and updated versions of the pro forma financial projections delivered in connection with Section 4.01(g) hereof;

(e)           promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors by the independent accountants of the Parent (or the audit committee of the board of directors of the Parent) in respect of the Parent (and, to the extent any such reports, letters or recommendations are prepared separately for any one or more of the Borrowers, such Borrower(s)) by independent accountants in connection with the accounts or books of the Parent (or such Borrower(s)) or any audit of the Parent (or such Borrower(s));

(f)            promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by the Parent in its capacity as such holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

(g)           promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to the Parent or any Borrower in connection with any annual, interim or special audit of the books of the Parent (or any such Borrower(s));

(h)           promptly upon any Responsible Officer of the Parent or the Borrowers becoming aware thereof, notice of (i) the existence of any contemplated offering, placement or arrangement which will constitute an Event of Default under the terms of Section 8.01(l), (ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect and (iii) any other Default or Event of Default; and

(i)            promptly, such additional information regarding the business, financial or corporate affairs of the Borrowers, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c), (d), or (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Borrowers post such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted by the Administrative Agent (on the Borrowers’ behalf) on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender (through the Administrative Agent) that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender (through the Administrative Agent) and (B) the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender (through the Administrative Agent) of the posting of any such documents (each Lender to which delivery of such documents shall be made by posting to any such website shall have been given access to such website on or prior to the date of such posting) and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent and each of the Lenders (through the Administrative Agent).  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers (and the Borrower Representative) hereby acknowledge that (x) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (y) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”).  The Borrowers (and the Borrower Representative) hereby further agree that (ww) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC”

shall appear prominently on the first page thereof (xx) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws; (yy) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public;” and (zz) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public.”

6.03                        Preservation of Existence and Franchises.

Each Credit Party will do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.  Each Credit Party shall remain qualified and in good standing in each jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect.

6.04                        Books and Records.

Each Credit Party will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP.

6.05                        Compliance with Law.

Each Credit Party will comply with all Laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities (including, without limitation, building and zoning laws and all Healthcare Laws), applicable to it and all of its real and personal property (including, without limitation, each Real Property Asset owned by any Borrower) if noncompliance with any such law, rule, regulation, order or restriction could have a Material Adverse Effect.  Each Borrower will comply with all terms and conditions of all Material Contracts to which it is a party to the extent that that such non-compliance could have a Material Adverse Effect.

6.06                        Payment of Taxes and Other Indebtedness.

Each Credit Party will pay and discharge (or cause to be paid or discharged) (a) all taxes (including, without limitation, any corporate or franchise taxes), assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties (including, without limitation, each Real Property Asset owned by any Borrower), before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no Credit Party shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts in respect of any Real Property Assets owned by the Borrower or (ii) could have a Material Adverse Effect.

6.07                        Insurance.

In addition to the requirements of any of the other Credit Documents, the Parent and the Borrowers shall maintain, or with respect to any Borrowing Base Asset leased by a Borrower to an Eligible Tenant, cause the applicable Eligible Tenant, to maintain, insurance policies and coverages indicated on the certificates attached hereto as Schedule 5.18, subject to changes in policies and coverages based on the availability of insurance for Persons engaged in similar types of properties in the applicable location, in each case as approved by the Administrative Agent in its reasonable discretion.  The Borrowers will deliver to the Administrative Agent (a) within ten (10) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage from that existing on the date hereof and (b) promptly upon receipt, notice of any cancellation or nonrenewal of coverage by the Parent or any Borrower thereof.  The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any insurance procured with respect to the Borrowing Base Assets and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent (i) thirty (30) days prior written notice before any such policy or policies shall be canceled and (ii) fifteen (15) days prior written notice before any policy or policies shall be altered.

6.08                        Maintenance of Property.

In addition to the requirements of any of the other Credit Documents, the Borrowers shall (a) protect and preserve, or cause to be protected and preserved all Borrowing Base Assets and maintain, or cause to be maintained, in good repair, working order and condition all Borrowing Base Assets, ordinary wear and tear excepted, and (b) from time to time make, or cause to be made, all needed and appropriate repairs, renewals, replacements and additions to such Borrowing Base Assets, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.  No Borrower owns any material intellectual property.

6.09                        Performance of Obligations.

The Credit Parties will pay and discharge at or before maturity, or prior to expiration of applicable notice, grace and curative periods, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

6.10                        Visits and Inspections.

The Borrowers (subject to applicable Facility Leases), shall permit representatives or agents of any Lender or the Administrative Agent, from time to time, and, if no Event of Default shall have occurred and be continuing, after reasonable prior notice, but not more than twice annually and only during normal business hours to: (a) visit and inspect all Borrowing Base Assets to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance.  If requested by the Administrative Agent, the Parent or the Borrowers, as applicable, shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Parent or any Borrower with its accountants.

6.11                        Use of Proceeds/Purpose of Loans and Letters of Credit.

The Borrowers shall use the proceeds of all Loans and use Letters of Credit only for the purpose of financing general corporate working capital (including asset acquisitions) or other corporate purposes of the Borrowers and the other Credit Parties (to the extent not inconsistent with the Credit Parties’ covenants and obligations under this Credit Agreement and the other Credit Documents).

6.12                        Financial Covenants.

(a)                                  Consolidated Leverage Ratio.  The Borrowers shall cause the Consolidated Leverage Ratio, as of any date of calculation, to be equal to or less than 5.00 to 1.00.

(b)                                 Consolidated Fixed Charge Coverage Ratio.  The Borrowers shall cause the Consolidated Fixed Charge Coverage Ratio, as of any date of calculation, to be equal to or greater than 1.50 to 1.00.

(c)                                  Consolidated Tangible Net Worth.  The Borrowers shall cause the Consolidated Tangible Net Worth as of the end of any fiscal quarter to be equal to or greater than the sum of (i) $500,000,000 plus (ii) an amount equal to 100% of the net cash proceeds received by the Consolidated Parties from Equity Transactions during the period commencing as of the Closing Date and ending as of the last day of the fiscal quarter for which such calculation is being performed minus (iii) the amount of all repurchases and redemptions by the Parent of its Series A preferred stock and its Series B preferred stock following the Closing Date, in an aggregate amount not to exceed $107,500,000.

(d)                                Distribution Limitation.  The Borrowers shall cause the cash distributions to the Parent’s shareholders made or declared by the Parent during any fiscal quarter to be equal to or less than ninety-five percent (95%) of Funds From Operations for the immediately prior fiscal quarter (or such greater amount as is required for the Parent to maintain REIT status).

6.13                        Environmental Matters.

(a)                                  Each of the Parent and the Borrowers shall comply with all Environmental Laws in respect of the Borrowing Base Assets.  The Parent and the Borrowers shall promptly take all actions necessary to prevent the imposition of any Liens on any of the Borrowing Base Assets arising out of or related to any Environmental Laws.

(b)                                 In respect of any Borrowing Base Asset, if any of the Parent or any Borrower shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Parent or any Borrower alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of any Hazardous Substance or (c) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Substance or any damages caused thereby, the Parent or the applicable Borrower shall provide the Administrative Agent with a copy of such notice within ten (10) days after the receipt thereof by the Parent or any Borrower.  To the extent requested by the Administrative Agent, any Borrower owning any Borrowing Base Asset or any Real Property Asset which is proposed for qualification as such shall execute and deliver to the Administrative Agent an environmental indemnity agreement with respect to thereto in form and substance acceptable to the Administrative Agent.

6.14                        REIT Status.

(a)                                  The Borrowers shall, for the entire term of this Credit Agreement, retain their Qualified REIT Subsidiary status.

(b)                                 The Parent shall, at all times during the term hereof, maintain its status as a REIT.

6.15                        New Subsidiaries.

(a)                                  Upon the acquisition, incorporation or other creation of any direct or indirect Subsidiary of the Parent which owns or is to own a Borrowing Base Asset, the Borrowers shall (i) cause such Subsidiary to become a Borrower hereunder through the execution and delivery to the Administrative Agent of a Borrower Joinder Agreement on or before the earlier of (A) the date on which a Real Property Asset owned by such Subsidiary is included in any calculation (pro forma or otherwise) of the Borrowing Base Amount and (B) the deadline for the delivery of the next Compliance Certificate pursuant to Section 6.02(a)), and (ii) cause such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)                                 Upon the acquisition, incorporation or other creation of any other direct or indirect Subsidiary of the Parent (other than an Unrestricted Subsidiary), the Borrowers shall (i) cause such Subsidiary to become a Subsidiary Guarantor hereunder through the execution and delivery to the Administrative Agent of a Subsidiary Guarantor Joinder Agreement within thirty

(30) days of the acquisition, incorporation or creation of such Subsidiary, and (ii) cause such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary.

6.16                        Pledged Assets.

The Borrowers shall at all times subject all Borrowing Base Assets and all of their respective personal property to first priority Liens (subject in any case to Permitted Liens) in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Credit Documents and such other additional security documents as the Administrative Agent shall reasonably request, and deliver all Borrowing Base Deliverables (and any updates to any of the information or materials delivered as a portion thereof) and such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Administrative Agent.  In furtherance of the Borrowers’ obligations under this Section 6.16, each of the Borrowers hereby agree that they shall, from time to time, at their own expense, promptly execute, deliver, file and/or record all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request (including, without limitation, the procurement of landlord consents with respect to the assignment of the applicable Borrower’s interests in any Borrowing Base Assets), in order to (a) properly evidence the Borrowers’ Obligations hereunder or under any Credit Document or (b) perfect, continue and protect the Liens and security interests granted or purported to be granted by any Collateral Documents and to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder and under any other Credit Document with respect to any Collateral.  The applicable Borrower(s) shall promptly deliver to the Administrative Agent a copy of each such instrument and evidence of its proper filing or recording, as necessary.

6.17                        Appraisals.

The Borrowers agree that the Administrative Agent shall have the right to request appraisals with respect to the Borrowing Base Assets and other Real Property Assets owned by them, that the Administrative Agent shall engage all appraisers with respect to such appraisals and that the Borrowers shall pay or reimburse to the Administrative Agent all reasonable and documented costs and expenses associated therewith to the extent required by and subject to the provisions of Section 10.04 hereof.

ARTICLE VII

NEGATIVE COVENANTS

The Borrowers hereby covenant and agree (on their own behalf and on behalf of the Subsidiary Guarantors and/or Parent, as applicable) that until the Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Revolving Commitments hereunder shall have terminated:

7.01                        Liens.

No Borrower shall, at any time, create, incur, assume or suffer to exist any Lien upon any of its assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.  The Parent shall not create any Lien upon the Capital Stock of any Borrower.

7.02                        Indebtedness.

No Borrower shall create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under the Credit Documents;

(b)                                 Indebtedness of the Borrowers set forth in Schedule 7.02 (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness); and

(c)                                  unsecured intercompany Indebtedness of any Borrower to any Credit Party; provided, that such Indebtedness shall be expressly subordinate in all respects to the Obligations on terms reasonably acceptable to the Administrative Agent.

7.03                        Fundamental Changes.

Neither the Parent nor any Borrower shall merge, dissolve, liquidate, consolidate with or into another Person; provided, that, notwithstanding the foregoing provisions of this Section 7.03, (a) any Borrower may merge or consolidate with any other Borrower, (b) any Consolidated Party (including any Unrestricted Subsidiary) which is not a Credit Party may be merged or consolidated with or into any Credit Party provided that such Credit Party shall be the continuing or surviving corporation, (c) any Subsidiary Guarantor may be merged or consolidated with or into any other Subsidiary Guarantor and (d) any Subsidiary Guarantor may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

7.04                        Dispositions; Acquisitions.

(a)                                  The Borrowers shall not make any sale, lease, transfer or other disposition of (i) any Borrowing Base Asset, except to the extent permitted pursuant to Section 7.12 hereof; or (ii) any other material assets of the Borrowers unless (A) such sale, lease, transfer or other disposition is performed in the ordinary course of the Borrowers’ Businesses or (B) the consideration paid in connection with such other material assets (1) is in cash or Cash Equivalents, (2) is in an amount not less than the fair market value of the Property disposed of and (3) does not exceed, in the aggregate during any calendar year (for the all Borrowers and all such sales, leases, transfers or other dispositions) $500,000.  The Parent shall not, in any case, transfer, sell, lease, pledge or otherwise dispose of the Capital Stock of the Borrowers held by it without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent).

(b)                                 The Borrowers shall not, without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent), make any Investments or otherwise acquire any material real or personal property other than: (i) acquisitions of personal property in the ordinary course of business to the extent required to continue to operate the Borrowers’ Businesses in the manner in which they are currently being operated and (ii) investments in cash or Cash Equivalents.

7.05                        Business Activities.

No Borrower shall engage in any business activities other than owning, developing, managing and providing secured financing for real and personal property and similar interests in leasehold properties which are owned by or net leased to healthcare operators for use as Healthcare Facilities.

7.06                        Transactions with Affiliates and Insiders.

No Borrower shall, at any time, enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any such Borrower, (b) transfers of cash and assets to any Borrower, (c) intercompany transactions expressly permitted by Section 7.02, Section 7.03 or Section 7.04, (d) normal compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Borrower’s business on terms and conditions substantially as favorable to such Borrower as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

7.07                        Organization Documents; Fiscal Year.

No Credit Party shall (a) amend, modify or change its organization documents in a manner adverse to the Lenders or (b) change its fiscal year.

7.08                        Modifications to Other Documents.

(a)                                  The Credit Parties shall not, without the prior written consent of the Required Lenders, enter into any material amendment or modification to any Note Documents.

(b)                                 The Borrowers shall not, without the prior written consent of the Required Lenders enter into any material amendment or modification or cancel or terminate any Material Contract prior to its stated maturity (subject to the provisions of this Section 7.08(b) with respect to Facility Leases) prior to its stated maturity.  Notwithstanding the foregoing, with respect to any Facility Lease, the Borrowers may amend or modify or permit the amendment or modification of any Facility Lease without the Required Lenders’ prior written consent, except to the extent such amendment or modification: (i) decreases the rent or any other monetary obligations under any Facility Lease (except as set forth in the proviso to this sentence); (ii) shortens the term of any

Facility Lease; (iii) releases or limits the liability of any guarantor under any Facility Lease; (iv) releases any security deposits or letters of credit or any other security or collateral under any Facility Lease; (v) consents to the assignment, delegation or other transfer of rights and obligations under any Facility Lease; or (vi) makes any other material change to the terms and conditions of any Facility Lease or increases in any material respect the obligations or liabilities of the applicable Borrower thereunder; provided, however, that to the extent such amendment, modification or restructuring of a Facility Lease involves the replacement of a Tenant, (A) the Borrowers shall have delivered to the Lenders and the Administrative Agent the (1) identity of such proposed new tenant (the “New Tenant”), (2) the proposed lease with such New Tenant (the “New Lease”) and (3) such other information as reasonably requested and (B) provided that (1) such New Tenant is an Eligible Tenant, (2) the New Lease provides for rent payments in each year which are at least eighty percent (80%) of the rent payments in each year due under the lease being amended, modified or replaced (the “Existing Facility Lease”) and (3) the New Lease is otherwise substantially similar in all material respects to the Existing Facility Lease, then within twenty (20) Business Days after receiving the foregoing information from the Borrowers, if the Required Lenders have not either approved or disapproved such proposal, the Required Lenders shall be deemed to have approved such proposal.

7.09                        Ownership of Subsidiaries.

Notwithstanding any other provisions of this Credit Agreement to the contrary, (a) no Borrower shall own any Capital Stock of any other entity; (b) no Person other than the Parent shall own any Capital Stock of any Borrower; and (c) no Borrower shall permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Borrower.

7.10                        No Further Negative Pledges.

No Borrower will enter into, assume or become subject to any Negative Pledges or agreement prohibiting or otherwise restricting the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (a) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, and (b) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.04, pending the consummation of such sale.

7.11                        Limitation on Restricted Actions.

The Borrowers will not directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to the Parent on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Borrower and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable Law, (iii) any Lien or any documentation or instrument governing any Lien permitted under Section 7.01 provided that any such restriction contained therein relates only to the asset or assets subject to such Lien, or (v) customary restrictions and conditions contained in any agreement relating to the sale of any Borrowing Base Assets permitted under Section 7.04, pending the consummation of such sale.

7.12                        Addition/Replacement of Borrowing Base Assets.

(a)                                  The Borrowers shall not request a release of any Borrowing Base Assets from the Liens established pursuant to the applicable Mortgage Instrument and Assignment of Leases with respect thereto or add any Real Property Assets as Borrowing Base Assets hereunder except in accordance with the following:

(i)                                     The Borrowers may at any time include additional Real Property Assets (which satisfy the requirements set forth in the definition of Borrowing Base Assets, including, without limitation, delivery of each of the Borrowing Base Asset Deliverables with respect thereto) as Borrowing Base Assets with the written approval of the Administrative Agent and Required Lenders.

(ii)                                  The Borrowers may obtain releases of Borrowing Base Assets from the Liens and security interests of the Administrative Agent hereunder and under the Collateral Documents relating thereto through satisfaction of each of the following conditions: (A) the applicable Borrower shall deliver to the Administrative Agent, not less than five (5) days prior to the date of such requested release a written request for release of the applicable Borrowing Base Asset, (B) the applicable Borrower shall deliver, together with such request for release, a pro forma Compliance Certificate showing that, on a pro forma basis, after giving effect to such release, (1) all financial covenants contained herein shall be satisfied and (2) the outstanding principal amount of Obligations shall not exceed the lesser of the Aggregate Revolving Committed Amount and the Borrowing Base Amount (after giving effect to the removal of such Borrowing Base Asset from the calculation of the Borrowing Base Amount, if applicable), (C) a Responsible Officer of the Borrowers shall certify in writing to the Administrative Agent that no Default or Event of Default shall exist immediately after giving effect to the applicable release and (D) the Administrative Agent shall have received evidence, acceptable to it in its discretion that the matters set forth in such request, Compliance Certificate and certification are true and correct in all material respects.  To the extent all such conditions to release are satisfied, the Administrative Agent will, at the Borrowers’ expense, deliver to the applicable Borrower such documentation as is reasonably necessary to evidence the release of the Administrative Agent’s security interest, if any, in the released Borrowing Base Asset(s).  The Borrowers shall not otherwise actively cause or willfully fail to take any commercially reasonable action that causes any Borrowing Base Asset to fail to qualify as such during the term of this Credit Agreement.

(iii)                               Notwithstanding anything herein to the contrary, the appraised value of the Borrowing Base Assets released and substituted in any fiscal year pursuant to this Section 7.12 shall not exceed $25,000,000 in the aggregate and the appraised value of the Borrowing Base Assets released and substituted during the entire term hereof shall not, in any case (and regardless of whether the $25,000,000/year limitation is met during any given year), exceed $75,000,000 in the aggregate.

(b)                                 The Borrowers shall not fail to deliver to the Administrative Agent, immediately upon a Responsible Officer of any Borrower obtaining knowledge of a Borrowing Base Asset failing to qualify as such, a pro forma Borrowing Base Certificate (which certificate shall include an update to the information set forth on Schedule 5.12) demonstrating that, upon giving effect to the removal from the calculation of the Borrowing Base Amount of the Collateral Value or Mortgageability Amount (as applicable) attributable to such former Borrowing Base Asset, the Borrowers shall be in compliance with Section 2.01(a) hereof.

(c)                                  The Borrowers shall not include any Real Property Asset as a Borrowing Base Asset on any schedule, Borrowing Base Certificate or Compliance Certificate delivered in connection with this Credit Agreement unless (i) such Real Property Asset has been approved as a Borrowing Base Asset as evidenced by its inclusion on Part I of Schedule 5.12 hereof as of the Closing Date or has been approved in writing by the Administrative Agent and Required Lenders and (ii) such Real Property Asset continues to qualify as a Borrowing Base Asset as of the date of such inclusion.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.

The occurrence and continuation of any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.  The Borrowers or any other Credit Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, (ii) within five (5) days after the same becomes due, any interest on any Loan or on any L/C Obligation or any Unused Fee or (iii) within ten (10) days after the earlier of (A) a Responsible Officer of the Parent or any Borrower becoming aware that the same has become due or (B) written notice from the Administrative Agent to the Borrowers, any other fee payable herein or any other amount payable herein or under any other Credit Document becomes due; or

(b)                                 Specific Covenants.  The Borrowers fail to perform or observe any term, covenant or agreement contained in (i) any of Sections 6.01 6.02 or 6.10 within ten (10) days after the same becomes due or required or (ii) any of Sections 6.03, 6.06, 6.07, 6.11, 6.12, 6.14, 6.15 or 6.16 or Article VII; or

(c)                                  Other Defaults.  Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of the Parent or any Borrower becoming aware of such default or (ii) written notice thereof by the Administrative Agent to the Borrowers (or, if such failure cannot be reasonably cured within such period, sixty (60) days, so long as the applicable Credit Party has diligently commenced such cure and is diligently pursuing completion thereof); or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by the Borrowers on behalf of the Borrowers, the Parent or any other Credit Party and contained in this Credit Agreement, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) there occurs any event of default under any of the Note Documents; (ii) the Parent or any Borrower (A) fails to perform or observe (beyond the applicable grace or cure period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material Adverse Effect, (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and beyond the applicable grace or cure period with respect thereto, if any) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or otherwise fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which event of default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded, in each case to the extent such Indebtedness or other obligation is in an amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower as a result thereof is greater than the Threshold Amount; or

(f)                                    Insolvency Proceedings, Etc.  The Parent or any Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its properties; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Parent or such Borrower and the appointment continues undischarged or unstayed for ninety (90) calendar days; or any proceeding under any Debtor Relief Law relating to the Parent or any Borrower or to all or any material part of its property is instituted without the consent of the Parent or such Borrower, as the case may be, and continues undismissed or unstayed for ninety (90) calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) The Parent or any Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process in an amount in excess of the Threshold Amount is issued or levied against all or any material part of the properties of the Parent or any Borrower and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)                                 Judgments.  There is entered against the Parent or any Borrower (i) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) a Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                     Invalidity of Credit Documents; Guaranty.  (i) Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or as a result of satisfaction in full of all the Obligations or as a result of the Administrative Agent’s failure to record and/or file where and/or when appropriate any Collateral Documents or any continuation statements, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary Guarantor not prohibited by the terms of this Credit Agreement, the Guaranty shall cease to be in full force and effect, or any Guarantor hereunder shall deny or disaffirm such Guarantor’s obligations under such Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty; or

(k)                                  Change of Control.  There occurs any Change of Control; or

(l)                                     Competing Offerings; Etc.  At any time during the period commencing as of the Closing Date and continuing until the Retail Syndication Date, there exists any competing offering, placement or arrangement of any debt securities or any other bank or fund financing (other than the Note Issuance) by or on behalf of any Consolidated Party.

8.02                        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, upon written notice to the Borrowers in any instance, take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or additional notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)                                  require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.

After the exercise of remedies in accordance with the provisions of Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to provide Cash Collateral as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and (b) the Administrative Agent for the account of the L/C Issuer, to provide Cash Collateral for that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting obligations under Swap Contracts between any Borrower and any Lender or Affiliate of any Lender (including, without limitation, payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Borrower and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to provide Cash Collateral for the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01                        Appointment and Authorization of Administrative Agent.

(a)                                  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit

Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VIII and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

9.02                        Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03                        Liability of Administrative Agent.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

9.04                        Reliance by Administrative Agent.

(a)                                  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05                        Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the requisite Lenders in accordance herewith; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06                        Credit Decision; Disclosure of Information by Administrative Agent.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession (in each case, except to the extent the Administrative Agent has confirmed to any Lender in writing the satisfaction of conditions to funding as of the Closing Date).  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrowers and the other Credit Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Credit Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that may come into the possession of any Agent-Related Person.

9.07                        Indemnification of Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers.  The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08                        Administrative Agent in its Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

9.09                        Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower Representative at all times other than during the existence of an Event of Default (which consent of the Borrower Representative shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower Representative, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and Swing Line Lender and the respective terms “Administrative Agent,” “L/C Issuer” and “Swing Line Lender” thereafter shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10                        Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11                        Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor (other than the Parent) from its obligations under the Guaranty if such Person either (i) ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) has been designated as an Unrestricted Subsidiary.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 9.11.  Upon the release of any Guarantor pursuant to this Section 9.11, the Administrative Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of such Guarantor from its obligations under the Credit Documents.

9.12                        Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

ARTICLE X

MISCELLANEOUS

10.01                 Amendments, Etc.

No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrowers, the Guarantors (if applicable) and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

(a)                                  unless also signed by each Lender directly affected thereby, no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments,

(ii)                                  waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document,

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder,

(iv)                              change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts,

(v)                                 change any provision of this Section 10.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or

(vi)                              release the Parent or all or substantially all of the Subsidiary Guarantors from their obligations hereunder (other than as provided herein or as appropriate in connection with transactions permitted hereunder);

(b)                                 unless also signed by the L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it;

(c)                                  unless also signed by the Swing Line Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Credit Agreement; and

(d)                                 unless also signed by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

provided, however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledged that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

10.02                 Notices and Other Communications; Facsimile Copies.

(a)                                  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to any Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower Representative may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Effectiveness of Facsimile Documents and Signatures.  Credit Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)                                 Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04                 Attorney Costs, Expenses and Taxes.

The Borrowers agree (a) to pay directly to the provider thereof or to pay or reimburse the Administrative Agent for all reasonable and documented costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents, the preservation of any rights or remedies under this Credit Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred following an Event of Default in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs and (c) all reasonable and documented appraisal costs incurred by the Administrative Agent in connection with the

Administrative Agent’s procurement of FIRREA-compliant MAI appraisals with respect to (i) prior to the Retail Syndication Date, any Borrowing Base Asset with respect to which the most recent such appraisal is more than twelve (12) months old; (ii) following the Retail Syndication Date, any Borrowing Base Asset or any other Real Property Asset owned by any Borrower, to the extent any such appraisal is requested by the Administrative Agent (provided, that the Borrowers shall not be required to pay the costs and expenses associated with any Administrative Agent-requested appraisal more than once in any two (2) calendar year period with respect to any Real Property Asset); and (iii) any re-appraisals requested by any Borrower.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the reasonable and documented cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 10.04 shall be payable within twenty (20) Business Days after written invoice therefor is received by the Borrowers.  The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

10.05                 Indemnification by the Borrowers.

The Borrowers shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, litigation, investigation, proceeding, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (subject to the provisions of Section 3.01 with respect to Taxes and Other Taxes) that may at any time be imposed on, incurred by or asserted against any such Indemnitee (whether by a Credit Party or any other party) in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that such indemnification shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, litigation, investigation, proceeding, demands, actions, judgments, suits, costs, expenses or disbursements are determined to have resulted from the gross negligence or willful misconduct of any Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, and no Indemnitee shall have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts that may become due under this Section 10.05 shall be payable within twenty (20) Business Days after written invoice therefor is received by the Borrowers.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the assignment by any Lender of any of its interests hereunder, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06                 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07                 Successors and Assigns.

(a)                                  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)                                 Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a

Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment of a Commitment must be approved by the Administrative Agent and, with respect to any assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (for which the applicable assignee shall be responsible in the absence of the agreement of any other party to pay such fee).  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower Representative at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or other substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)                                 Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that extends the time for, reduces the amount or alters the application of proceeds with respect to such obligations and payments required therein that directly affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)                                  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 10.15 as though it were a Lender.

(f)                                    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without notice to or the consent of any of the parties hereto) create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(h)                                 Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrower Representative and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower Representative, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower Representative shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder (with the consent of the Lender so-appointed); provided, however, that no failure by the Borrower Representative to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

10.08                 Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Credit

Parties; (g) with the consent of the Borrower Representative; (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers; (i) to the National Association of Insurance Commissioners or any other similar organization (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); or (j) to any nationally recognized rating agency that requires access to a Lender’s or an Affiliate’s investment portfolio in connection with ratings issued with respect to such Lender or Affiliate.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents, the Commitments, and the Extension of Credits.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.  For the purposes of this Section, “Confidential Information” means all information received from any Credit Party relating to any Credit Party, any of the other Consolidated Parties, or its or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided, that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.

10.09                 Set-off.

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates are authorized at any time and from time to time, without prior notice to the Borrowers or any other Credit Party, any such notice being waived by the Borrowers (on their own behalf and on behalf of each Credit Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Credit Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11                 Counterparts.

This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12                 Integration.

This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control; provided that the inclusion of specific supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Credit Agreement.  Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14                 Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15                 Tax Forms.

(a)                                  (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrowers and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S.  withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrowers and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement, (B) promptly notify the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law that the Borrowers make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii)                                  Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S.  withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii)                               The Borrowers shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Credit Documents, nothing in this Section 10.15(a) shall relieve the Borrowers of their obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Credit Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv)                              The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Credit Documents with respect to which the Borrowers are not required to pay additional amounts under this Section 10.15(a).

(b)                                 Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9.  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.

(c)                                  If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16                 Replacement of Lenders.

To the extent that Section 3.06(b) provides that the Borrowers shall have the right to replace a Lender as a party to this Credit Agreement, the Borrowers may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the related assignment fee to be paid by the Borrowers) pursuant to Section 10.07(b) to one or more Eligible Assignees procured by the Borrowers; provided, however, that if the Borrowers elect to exercise such right with respect to any Lender pursuant to such Section 3.06(b), they shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04.  The Borrowers shall pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05).  Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans.

10.17                 Source of Funds.

Each of the Lenders hereby represents and warrants to the Borrowers that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

(a)                                  no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

(b)                                 to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrowers the name of each employee benefit plan whose assets in such account exceed ten percent (10%) of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

(c)                                  to the extent that any part of such funds constitutes assets of an insurance company’s general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

(d)                                 such funds constitute assets of one or more specific benefit plans that such Lender has identified in writing to the Borrowers.

As used in this Section, the terms “employee benefit plan” and “separate account” shall have the respective meanings provided in Section 3 of ERISA.

10.18                 GOVERNING LAW.

(a)                                  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO

AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.19                 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.20                 No Conflict.

To the extent there is any conflict or inconsistency between the provisions hereof and the provisions of any other Credit Document, this Credit Agreement shall control.

10.21                 USA Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers (and to the extent applicable, the Parent), which information includes the name and address of the respective Borrowers (and to the extent applicable, the Parent) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers (and to the extent applicable, the Parent) in accordance with the Act.

10.22                 Entire Agreement.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -
SIGNATURE PAGES AND SCHEDULES AND EXHIBITS TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWERS:	OHI ASSET, LLC
OHI ASSET (ID), LLC
OHI ASSET (LA), LLC
OHI ASSET (TX), LLC
OHI ASSET (CA), LLC
DELTA INVESTORS I, LLC
DELTA INVESTORS II, LLC

	By:	Omega Healthcare Investors, Inc., the Sole Member of each such company

		By:	/s/ Daniel J. Booth
		Name:	Daniel J. Booth
		Title:	Chief Operating Officer

LENDERS:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Kevin Wagley
Name: Kevin Wagley
Title: Principal

BANK OF AMERICA, N.A., as L/C Issuer, Swing Line Lender and as a Lender

	By:	/s/ Kevin Wagley
Name: Kevin Wagley
Title: Principal

UBS LOAN FINANCE LLC as a Lender

By:	/s/ Barbara Ezell-McMichael
Name: Barbara Ezell-McMichael
Title: Banking Products Services US

By:	/s/ Juan Zuniga
Name: Juan Zuniga
Title: Banking Products Services US

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Stephen Cayer
Name: Stephen Cayer
Title: Director

GENERAL ELECTRIC CAPTIAL CORPORATION, as a Lender

By:	/s/
Name:
Title:

Exhibit A

FORM OF LOAN NOTICE

Date:                      , 200

To:                              Bank of America, N.A., as Administrative Agent

Re:                               Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of March 22, 2004, by and among OHI Asset, LLC, a Delaware limited liability company,  OHI Asset (ID), LLC, a Delaware limited liability company, OHI Asset (LA), LLC, a Delaware limited liability company, OHI Asset (TX) LLC, a Delaware limited liability company, OHI Asset (CA) LLC, a Delaware limited liability company, Delta Investors I, LLC a Maryland limited liability company and Delta Investors II, LLC, a Maryland limited liability company (collectively, the “Borrowers”), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

☐ A Borrowing	☐ A Continuation	☐ A Conversion

of Revolving Loans:

1.                                       On:                                , 200     (which is a Business Day).

2.                                       In the amount of:                                        .

3.                                       Comprised of:                                   (Type of Loan).

4.                                       For Eurodollar Loans:  with an Interest Period of                              months.

With respect to any Borrowing or any conversion or continuation requested herein, the undersigned Borrower Representative hereby represents and warrants that (i) in the case of a Borrowing of Revolving Loans, such request complies with the requirements of Section 2.01(a) of the Credit Agreement and (ii) in the case of a Borrowing or any conversion or continuation, each of the conditions set forth in Section 2.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing or such conversion or continuation.

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation

By:
Name:
Title:

Exhibit B

FORM OF REVOLVING NOTE

March 22, 2004

FOR VALUE RECEIVED, the undersigned (collectively, the “Borrowers”), hereby promise to pay to [INSERT LENDER] or its registered assigns (the “Lender”), in accordance with the terms and conditions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrowers under that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of March  22, 2004 by and among the Borrowers, the Lenders identified therein and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrowers promise to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note, upon written notice to the Borrowers, may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Revolving Loans made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

Except as otherwise provided for in the Credit Agreement, each Borrower, for itself, its respective successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

OHI ASSET, LLC OHI ASSET (ID), LLC OHI ASSET (LA), LLC OHI ASSET (TX), LLC OHI ASSET (CA), LLC DELTA INVESTORS I, LLC DELTA INVESTORS II, LLC

By:	Omega Healthcare Investors, Inc., the Sole Member of each such company

By:
Name: Daniel J. Booth
Title: Chief Operating Officer

Exhibit C-1

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     , 200

To:                              Bank of America, N.A., as Administrative Agent

Re:                               Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of March 22, 2004, by and among OHI Asset, LLC, a Delaware limited liability company,  OHI Asset (ID), LLC, a Delaware limited liability company, OHI Asset (LA), LLC, a Delaware limited liability company, OHI Asset (TX) LLC, a Delaware limited liability company, OHI Asset (CA) LLC, a Delaware limited liability company, Delta Investors I, LLC a Maryland limited liability company and Delta Investors II, LLC, a Maryland limited liability company (collectively, the “Borrowers”), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer of the Parent hereby certifies as of the date hereof that [he/she] is the                                of the Parent, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1.                                   Attached hereto as Schedule 1 is the Form 10-K of the Parent as required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1.                                   Attached hereto as Schedule 1 is the Form 10-Q of the Parent, as required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Consolidated Parties in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

2.                                       The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a review of the transactions and condition (financial or otherwise) of each Borrower and the Parent during the accounting period covered by the attached financial statements.

3.                                       A review of the activities of each member of the Credit Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Credit Parties have performed and observed in all material respects all their respective Obligations under the Credit Documents, and

[select one:]

[to the best knowledge of the undersigned Responsible Officer during such fiscal period, each of the Credit Parties has performed and observed in all material respects each covenant and condition of the Credit Documents applicable to it.]

[or:]

[the following covenants or conditions of the Credit Documents have not been performed or observed in all material respects and the following is a list of any Default and its nature and status:]

4.                                       The representations and warranties of the Credit Parties contained in the Credit Agreement, any other Credit Document or any other certificate or document furnished at any time under or in connection with the Credit Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5.                                       The financial covenant analyses and information set forth on Schedule 2 hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                     , 200    .

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation

By:
Name:
Title:

Schedule 2

Financial Covenant Analysis

Consolidated Leverage Ratio

1.	Consolidated Funded Debt:

(a)	Obligations for borrowed money	$

(b)	Purchase money indebtedness	$

(c)	all direct obligations under letters of credit and similar agreements	$

(d)	the Attributable Principal Amount of capital leases and Synthetic Leases	$

(e)	the Attributable Principal Amount of Securitization Transactions	$

(f)	all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments	$

(g)	Support Obligations in respect of Funded Debt of another Person (other than Persons in such group, if applicable)	$

(h)

Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person (or, if applicable, any Person in such consolidated group) for payment thereof

$

(i)	Sum of Lines (a) through (h)	$

2.	Consolidated Adjusted EBITDA (as calculated on an annualized basis):

(a)	net income of the Consolidated Parties, in each case, excluding any non-recurring or extraordinary gains and losses	$

(b)	an amount which, in the determination of net income for such fiscal quarter pursuant to Line (a) above, has been deducted for or in connection with:

	(i) Consolidated Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Consolidated Interest Expense per GAAP)	$

	(ii) income taxes	$

	(iii) depreciation and amortization	$

	(iv) Sum of Lines (b)(i) through (b)(iii)	$

(c)	Sum of Lines (a) and (b)(iv)	$

(d)		Special Charges:

	(i)	cash litigation charges incurred by the Consolidated Parties	$

	(ii)	non-cash charges associated with the write-down of the value of accounts and/or notes receivable of the Consolidated Parties	$

	(iii)	non-cash charges related to preferred stock redemptions	$

	(iv)	non-cash charges incurred by the Consolidated Parties in association with the write-down of the value of any real properties	$

	(v)	the satisfaction of outstanding unamortized loan fees with respect to the Terminated Facility	$

	(vi)	the satisfaction of any outstanding prepayment/make whole provisions with respect to the Terminated Facility	$

	(vii)	non-cash charges associated with the sale or settlement of the outstanding interest rate cap in existence with respect to the obligations outstanding under the Terminated Facility	$

	(viii)	any other non-cash charges associated with the sale or settlement by any Consolidated Party of any Swap Contract	$

	(ix)	Sum of Lines (d)(i) through (d)(viii)	$

(e)		Sum of Lines (c) and (d)(ix)	$

3.		Consolidated Leverage Ratio equals Line 1(i) divided by Line 2(e)	$

Consolidated Fixed Charge Coverage Ratio

1.		Consolidated Adjusted EBITDA (Line 2(e) above):	$

2.		Consolidated Fixed Charges (as calculated on an annualized basis):

(a)		Consolidated Interest Expense	$

(b)		current scheduled principal payments of Funded Debt	$

(c)		dividends and distributions on preferred stock	$

(d)		Sum of Lines (a) through (c)	$

(e)		Special Charges included in Line 2(a)	$

(f)		Line 2(d) minus Line 2(e)	$

3.		Consolidated Fixed Charge Coverage Ratio equals Line 1 divided by Line 2(f)	$

Consolidated Tangible Net Worth

1.	stockholders’ equity on a consolidated basis determined in accordance with GAAP, but with no upward adjustments due to any revaluation of assets	$

2.	all Intangible Assets	$

3.	all accumulated depreciation	$

4.	impairment charges	$

5.	Consolidated Tangible Net Worth equals Line 1 minus Line 2 plus Line 3 plus Line 4	$

6.	Tangible Net Worth per Credit Agreement		$500,000,000

7.	Series A and Series B Preferred Stock redeemed	$

8.	100% of net cash proceeds of equity transactions	$

9	Line (6) minus Line (7) plus Line (8) (Note: Line 5 must be greater than Line (9)	$

Exhibit C-2

FORM OF BORROWING BASE CERTIFICATE

Bank of America

Agency Management

1455 Market Street

CA5-701-05-19

San Francisco, CA 94103-1399

Attn:  Cassandra McCain

The undersigned [                              ], Responsible Officer of the Parent hereby refers to the Credit Agreement dated as of March 22, 2004 (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”), by and among OHI Asset, LLC, a Delaware limited liability company,  OHI Asset (ID), LLC, a Delaware limited liability company, OHI Asset (LA), LLC, a Delaware limited liability company, OHI Asset (TX) LLC, a Delaware limited liability company, OHI Asset (CA) LLC, a Delaware limited liability company, Delta Investors I, LLC a Maryland limited liability company and Delta Investors II, LLC, a Maryland limited liability company (collectively, the “Borrowers”), the Guarantors (as defined therein), the Lenders (as defined therein) and Bank of America, N.A., as Administrative Agent and as Issuing Lender.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned, on behalf of the Borrowers, hereby represents, warrants and certifies that, based upon the Borrowers’ own information and the information made available to the Borrowers by the respective Tenants of the Real Property Assets, which information the undersigned believes in good faith to be true and correct in all material respects, for the fiscal quarter ended                               , 20    :

(a)                                  Each Real Property Asset used in the calculation of the Borrowing Base Amount set forth on  Schedule I hereto is a Borrowing Base Asset;

(b)                                 Schedule I hereto accurately sets forth the Collateral Value and Mortgageability Amount of each of the Borrowing Base Assets with respect thereto; and

(c)                                  Schedule I hereto accurately sets forth the calculation of the Borrowing Base Amount as of the end of the fiscal quarter referred to above.

The undersigned [                      ] Responsible Officer of the Parent hereby represents and warrants that he/she has the necessary power and authority to execute this Borrowing Base Certificate on behalf of the Borrowers and that such action has been duly authorized by all necessary action of the Borrowers prior to or on the date hereof.

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation

By:
Name:
Title:

Schedule 1

BORROWING BASE AMOUNT CALCULATIONS

Exhibit D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Guaranty included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”); provided, however, the Assignor shall remain entitled to the indemnities set forth in Section 10.05 of the Credit Agreement pursuant to the terms thereof.  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an
Affiliate/Approved Fund of [identify Lender]]

3.	Borrowers:

OHI Asset, LLC, a Delaware limited liability company,  OHI Asset (ID), LLC, a Delaware limited liability company, OHI Asset (LA), LLC, a Delaware limited liability company, OHI Asset (TX) LLC, a Delaware limited liability company, OHI Asset (CA) LLC, a Delaware limited liability company, Delta Investors I, LLC a Maryland limited liability company and Delta Investors II, LLC, a Maryland limited liability company (collectively, the “Borrowers”)

4.	Administrative Agent:	Bank of America, N.A.

5.	Credit Agreement:	The Credit Agreement dated as of March 22, 2004, by and among the Borrowers, the Lenders party thereto and the Administrative Agent

6.	Assigned Interest:

Facility Assigned(1)	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned(2)	Percentage Assigned of Commitment/Loans(3)

7.	Trade Date:	(4)

8.	Effective Date:	(5)

(1) Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”)

(2) Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(3) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(4) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

(5) To be inserted by Administrative Agent and shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](6) Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:](7)

OMEGA HEALTHCARE INVESTORS, INC. a Maryland corporation

By:
Name:
Title:

[Consented to:] (8)

BANK OF AMERICA, N.A., as L/C Issuer

By:
Name:
Title:

(6) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(7) To be deleted only if the consent of the Borrower is not required by the terms of the Credit Agreement.

(8) To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1.                                       Representations and Warranties.

1.1.                              Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower or any Guarantors, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.                              Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                       Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                       General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflict of laws principles.

Exhibit E-1

FORM OF BORROWER JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                           , 20    , is by and between [INSERT NEW BORROWER], a Delaware limited liability company (the “Subsidiary”), and BANK OF AMERICA, N. A., in its capacity as Administrative Agent under that certain Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of March 22, 2004, by and among OHI Asset, LLC, a Delaware limited liability company,  OHI Asset (ID), LLC, a Delaware limited liability company, OHI Asset (LA), LLC, a Delaware limited liability company, OHI Asset (TX) LLC, a Delaware limited liability company, OHI Asset (CA) LLC, a Delaware limited liability company, Delta Investors I, LLC a Maryland limited liability company and Delta Investors II, LLC, a Maryland limited liability company (collectively, the “Borrowers”) the Lenders and Bank of America, N. A., as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Credit Parties are required under the provisions of Section 6.15 of the Credit Agreement to cause the Subsidiary to become a “Borrower”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.                                       The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Borrower” for all purposes of the Credit Agreement, and shall have all of the obligations of a Borrower thereunder as if it had executed the Credit Agreement.  The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Borrowers contained in the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby (i) jointly and severally together with the other Borrowers, guarantees to each Lender and the Administrative Agent, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.                                       The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement.  The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement.  Without limiting generality of the foregoing terms of this paragraph 2, the Subsidiary hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and, subject to the terms and conditions of the Security Agreement, a right of set off against any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary.  The Subsidiary hereby represents and warrants to the Administrative Agent that:

(i)                                     The Subsidiary’s chief executive office and chief place of business are (and for the prior four (4) months have been) located at the locations set forth on Schedule 1 hereto and the Subsidiary keeps its books and records at such locations.

(ii)                                  The type of Collateral owned by the Subsidiary and the location of all Collateral owned by the Subsidiary is as shown on Schedule 2 hereto.

(iii)                               The Subsidiary’s legal name is as shown in this Agreement and the Subsidiary has not in the past four (4) months changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in Schedule 3 hereto.

4.                                       The address of the Subsidiary for purposes of all notices and other communications is described on Schedule 10.02 of the Credit Agreement.

5.                                       The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary upon the execution of this Agreement by the Subsidiary.

6.                                       This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7.                                       This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to conflict of laws principles.

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[INSERT NEW BORROWER]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N. A., as Administrative Agent

By:
Name:
Title:

Schedule 1

TO FORM OF JOINDER AGREEMENT

c/o Omega Healthcare Investors, Inc.
9690 Deereco Road, Suite 100
Timonium, Maryland  21093

Schedule 2

TO FORM OF JOINDER AGREEMENT

[Insert Types and Locations of Collateral]

Schedule 3

TO FORM OF JOINDER AGREEMENT

[Insert Tradenames]

Exhibit E-2

FORM OF GUARANTY JOINDER AGREEMENT

THIS GUARANTY JOINDER AGREEMENT (this “Agreement”), dated as of                           , 20    , is by and between [INSERT NEW GUARANTOR], a [INSERT TYPE OF ORGANIZATION] (the “Subsidiary”), and BANK OF AMERICA, N. A., in its capacity as Administrative Agent under that certain Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of March 22, 2004, by and among OHI Asset, LLC, a Delaware limited liability company,  OHI Asset (ID), LLC, a Delaware limited liability company, OHI Asset (LA), LLC, a Delaware limited liability company, OHI Asset (TX) LLC, a Delaware limited liability company, OHI Asset (CA) LLC, a Delaware limited liability company, Delta Investors I, LLC a Maryland limited liability company and Delta Investors II, LLC, a Maryland limited liability company (collectively, the “Borrowers”) the Lenders and Bank of America, N. A., as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Credit Parties are required under the provisions of Section 6.15 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.                                       The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Guaranty and a “Guarantor” for all purposes of the Guaranty, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Guaranty.  The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantor contained in the Guaranty.  Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby (i) jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.                                       The address of the Subsidiary for purposes of all notices and other communications is described on Schedule 10.02 of the Credit Agreement.

3.                                       The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary upon the execution of this Agreement by the Subsidiary.

4.                                       This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5.                                       This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to conflict of laws principles.

IN WITNESS WHEREOF, the Subsidiary has caused this Guaranty Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[INSERT NEW GUARANTOR]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N. A., as Administrative Agent

By:
Name:
Title:

Exhibit F

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT (this “Agreement”) dated as of                     , 200     to the Credit Agreement referenced below is by and among [INSERT NEW LENDER] (the “New Lender”), OHI Asset, LLC, a Delaware limited liability company,  OHI Asset (ID), LLC, a Delaware limited liability company, OHI Asset (LA), LLC, a Delaware limited liability company, OHI Asset (TX) LLC, a Delaware limited liability company, OHI Asset (CA) LLC, a Delaware limited liability company, Delta Investors I, LLC a Maryland limited liability company and Delta Investors II, LLC, a Maryland limited liability company (the “Borrowers”), certain Lenders identified therein, and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.  All of the defined terms of the Credit Agreement are incorporated herein by reference.

W I T N E S S E T H

WHEREAS, pursuant to that Credit Agreement dated as of March 22, 2004 (as amended and modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Lenders and the Administrative Agent, the Lenders have agreed to provide the Borrowers with a revolving credit facility;

WHEREAS, pursuant to Section 2.01(d) of the Credit Agreement, the Borrowers have requested that the New Lender provide an additional Revolving Commitment under the Credit Agreement; and

WHEREAS, the New Lender has agreed to provide the additional Revolving Commitment on the terms and conditions set forth herein and to become a “Lender” under the Credit Agreement in connection therewith;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       The New Lender hereby agrees to provide Commitments to the Borrowers in the amounts set forth on Schedule 2.01 to the Credit Agreement as attached hereto. The Revolving Commitment Percentage of the New Lender shall be as set forth on Schedule 2.01.

2.                                       The New Lender shall be deemed to have purchased without recourse a risk participation from the L/C Issuer in all Letters of Credit issued or existing under the Credit Agreement (including Existing Letters of Credit) and the obligations arising thereunder in an amount equal to its pro rata share of the obligations under such Letters of Credit (based on the Revolving Commitment Percentages of the Lenders as set forth on Schedule 2.01 as attached hereto), and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the L/C Issuer therefor and discharge when due, its pro rata share of the obligations arising under such Letter of Credit.

3.                                       The New Lender (a) represents and warrants that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of business and that it will make or acquire Loans for its own account in the ordinary course of business, (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees that, as of the date hereof, the New Lender shall (i) be a party to the Credit Agreement and the other Credit Documents, (ii) be a “Lender” for all purposes of the Credit Agreement and the other Credit Documents, (iii) perform all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a “Lender” under the Credit Agreement and (iv) shall have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.

4.                                       Each of the Borrowers and the Guarantors agree that, as of the date hereof, the New Lender shall (i) be a party to the Credit Agreement and the other Credit Documents, (ii) be a “Lender” for all purposes of the Credit Agreement and the other Credit Documents, and (iii) have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.

5.                                       The address of the New Lender for purposes of all notices and other communications is                                     ,                                                     , Attention of                              (Facsimile No.                               ).

6.                                       This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract.  Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

7.                                       This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to conflict of laws principles.

IN WITNESS WHEREOF, each of the parties hereto has caused this Lender Joinder Agreement to be executed by a duly authorized officer as of the date first above written.

NEW LENDER:		[INSERT NEW LENDER],
as New Lender

By:
Name:
Title:

BORROWERS:		OHI ASSET, LLC
OHI ASSET (ID), LLC
OHI ASSET (LA), LLC
OHI ASSET (TX), LLC
OHI ASSET (CA), LLC
DELTA INVESTORS I, LLC
DELTA INVESTORS II, LLC

	By:	Omega Healthcare Investors, Inc.,
the Sole Member of each such company

By:
Name: Daniel J. Booth
Title: Chief Operating Officer

GUARANTORS:		OMEGA HEALTHCARE INVESTORS, INC.,
a Maryland corporation

By:
Name:
Title:
of each of the foregoing

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT G

FORM OF GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of March 22, 2004, is given by Omega Healthcare Investors, Inc., a Maryland corporation (the “Parent”) and each of the subsidiary guarantors identified as a “Subsidiary Guarantor” on the signature pages hereto and from time to time joined as a Guarantor hereunder (the Subsidiary Guarantors, together with the Parent, shall be collectively referred to herein as the “Guarantors” or, individually, as a “Guarantor”), in favor of BANK OF AMERICA, N.A., in its capacity as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders under the Credit Agreement, dated as of March 22, 2004 (as amended and modified, the “Credit Agreement”) among OHI Asset, LLC, a Delaware limited liability company, OHI Asset (ID), LLC, a Delaware limited liability company, OHI Asset (LA), LLC, a Delaware limited liability company, OHI Asset (TX) LLC, a Delaware limited liability company, OHI Asset (CA) LLC, a Delaware limited liability company, Delta Investors I, LLC a Maryland limited liability company and Delta Investors II, LLC, a Maryland limited liability company (collectively, the “Borrowers”), the Lenders identified therein and the Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

RECITALS:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed, subject to the terms and conditions contained therein, to make available loans and letters of credit to the Borrowers; and

WHEREAS, in connection with the Credit Agreement, the Lenders have required, among other things, each of the Guarantors to guarantee all of the Borrowers’ obligations arising under the Credit Agreement and the other Credit Documents referred to therein;

NOW, THEREFORE, for and in consideration of the execution and delivery by the Lenders of the Credit Agreement, and other good and valuable consideration, receipt whereof is hereby acknowledged, each Guarantor hereby agrees as follows:

1.                                       Guaranty of Payment.  The Guarantors hereby irrevocably and unconditionally guarantee, jointly and severally, to the Administrative Agent and the Lenders as primary obligor and not as surety, the prompt payment, when due, by acceleration or otherwise, of the Indebtedness.  For the purposes hereof, “Indebtedness” shall mean, without duplication, (a) all Obligations of the Borrowers (including, without limitation, interest accruing after an event of bankruptcy or insolvency, regardless of whether such interest is allowed as a claim under any Debtor Relief Laws and all related Attorney Costs) to the Lenders and the Administrative Agent, whenever arising, under the Credit Agreement, the Notes or the other Credit Documents, and (b) all liabilities and obligations, whenever arising, owing from the Borrowers to any Lender, or any affiliate of a Lender, arising under any Swap Contract (if applicable) relating to the Obligations under the Credit Agreement or entered into in the ordinary course of business and not for speculative purposes, whether such Indebtedness is now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, as such Indebtedness may be modified, extended, renewed or replaced from time to time.  The guaranty of the Guarantors as set forth in this section is a guaranty of payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

2.                                       Release of Collateral, Parties Liable, etc.  Each of the Guarantors agrees that the whole or any part of the security now or hereafter held for the Indebtedness may be exchanged, compromised, released or surrendered from time to time; that neither the Administrative Agent nor the Lenders shall have any obligation to protect, perfect, secure or insure any Liens now or hereafter held for the Indebtedness or the properties subject thereto; that the time or place of payment of the Indebtedness may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; that the Borrowers may be granted indulgences generally; that any provisions of the Credit Documents or any other documents executed in connection with this transaction, may be modified, amended or waived; that any party liable for the payment of the Indebtedness may be granted indulgences or released; and that any deposit balance for the credit of the Borrowers or any other party liable for the payment of the Indebtedness or liable upon any security therefor may be released, in whole or in part, at, before and/or after the stated, extended or accelerated maturity of the Indebtedness, all without notice to or further assent by the Guarantors, who shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

3.                                       Waiver of Rights.  Each of the Guarantors expressly waives:  (a) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and of all extensions of credit to the Borrowers by the Administrative Agent or any Lender; (b) presentment and demand for payment of any of the Indebtedness; (c) protest and notice of dishonor or of default to such Guarantor or to any other party with respect to the Indebtedness or with respect to any security therefor; (d) notice of the Administrative Agent or any Lender obtaining, amending, substituting for, releasing, waiving or modifying the Indebtedness, any security interest, liens, or the encumbrances now or hereafter securing the Indebtedness, or the Administrative Agent’s or any Lender’s subordinating, compromising, discharging or releasing such security interests, liens or encumbrances; (e) all other notices to which such Guarantor might otherwise be entitled; (f) demand for payment under this Guaranty; and (g) any right to assert against the Administrative Agent or any Lender, as a defense, counterclaim, set-off, or cross-claim any defense (legal or equitable), set-off, counterclaim or claim which such Guarantor may now or hereafter have against the Administrative Agent or any Lender or any Borrower, but such waiver shall not prevent such Guarantor from asserting against the Administrative Agent or any Lender in a separate action, any claim, action, cause of action, or demand that such Guarantor might have, whether or not arising out of this Guaranty.

4.                                       Primary Liability of the Guarantors.  Each of the Guarantors agrees that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any collateral now or hereafter securing the

Indebtedness or otherwise, and each of the Guarantors hereby waives the right to require the Administrative Agent and the Lenders to proceed against the Borrowers or any other person (including a co-Guarantor) or to require the Administrative Agent and the Lenders to pursue any other remedy or enforce any other right.  Without limiting the generality of the foregoing, each of the Guarantors hereby specifically waives, to the extent permitted by applicable law, the benefits of North Carolina General Statutes Sections 26-7 through 26-9, inclusive.  In addition, each of the Guarantors hereby waives and renounces any and all rights it has or may have for subrogation, indemnity, reimbursement or contribution against the Borrowers for amounts paid under this Guaranty.  This waiver is expressly intended to prevent the existence of any claim in respect of such subrogation, indemnity, reimbursement or contribution by a Guarantor against the estate of any Borrower within the meaning of Section 101 of the United States Bankruptcy Code, and to prevent such Guarantor from being deemed a “creditor” of such Borrower in respect of such subrogation, indemnity, reimbursement or contribution within the meaning of Section 547(b) of the United States Bankruptcy Code in the event of a subsequent case involving any Borrower.  Each of the Guarantors further agrees that nothing contained herein shall prevent the Administrative Agent or the Lenders from suing on the Notes or foreclosing its security interest in or lien on any collateral now or hereafter securing the Indebtedness or from exercising any other rights available to the Administrative Agent or the Lenders under the Notes, or any other instrument of security if neither the Borrowers nor the Guarantors timely perform the obligations of the Borrowers thereunder, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Guarantor’s obligations hereunder; it being the purpose and intent of each of the Guarantors that such Guarantor’s obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.  Neither the Guarantors’ obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrowers, by reason of any Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Indebtedness.  Each of the Guarantors acknowledges that the term “Indebtedness” as used herein includes any payments made by the Borrowers to the Administrative Agent or any Lender and subsequently recovered by the Borrowers or a trustee for the Borrowers pursuant to the Borrowers’ bankruptcy or insolvency and that the guaranty of each of the Guarantors hereunder shall be reinstated to the extent of such recovery.

5.                                       Security Interests and Setoff.  As security for such Guarantor’s obligations hereunder, each Guarantor agrees that in the event such Guarantor fails to pay its obligations hereunder when due and payable under this Guaranty, (a) any of such Guarantor’s assets of any kind, nature or description (including, without limitation, deposit accounts) in the possession, control or custody of the Administrative Agent or any Lender may, without prior notice (but promptly confirmed in writing by the Administrative Agent or such Lender, as applicable, to such Guarantor, provided that failure to provide such written confirmation will not affect the liabilities of such Guarantor hereunder) to such Guarantor, be reduced to cash or the like and applied by the Administrative Agent or such Lender in reduction or payment of such Guarantor’s obligations hereunder; and (b) the Administrative Agent and each Lender shall have the right, immediately and without further action by them, to set off pro tanto against the Indebtedness all money owed by the Administrative Agent or such Lender in any capacity to such Guarantor, whether or not due, and the Administrative Agent or such Lender shall be deemed to have made a charge against any such money immediately upon the occurrence of such obligation becoming due even though such charge is made or entered on the books of the Administrative Agent or such Lender subsequent thereto.

6.                                       Term of this Guaranty; Warranties.  This Guaranty shall continue in full force and effect until the Indebtedness is fully and indefeasibly paid, performed and discharged and all Commitments under the Credit Agreement shall have been terminated.  This Guaranty covers the Indebtedness whether presently outstanding or arising subsequent to the date hereof including all amounts advanced by the Administrative Agent or any Lender in stages or installments.  Each Guarantor warrants and represents to the Administrative Agent (a) that such Guarantor is a corporation or limited liability company, duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (b) that such Guarantor has all corporate or organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, (c) that the execution and delivery by such Guarantor of this Guaranty and the other Credit Documents to which it is a party and the performance by such Guarantor of its obligations hereunder and thereunder are within the corporate or organizational power of such Guarantor, have been duly authorized by all necessary corporate or other action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for any such action or filing that has been taken and is in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws or operating agreement (or other constitutional documents) of such Guarantor or of any material agreement, judgment, injunction, order, decree, or other material instrument binding upon such Guarantor or result in the creation or imposition (other than pursuant to the Credit Documents) of any Lien on any asset of such Guarantor, (d) that this Guaranty and the other Credit Documents to which such Guarantor may be a party constitute valid and binding agreements of such Guarantor and, when executed and delivered, will constitute valid and binding obligations of such Guarantor enforceable in accordance with their terms and (e) all representations and warranties set forth in this Section 6 and all representations, warranties and covenants of the Guarantors contained in any certificate, or any of the Credit Documents (including, but not limited to, any such representation, warranty or covenant made in or in connection with any amendment thereto) shall constitute representations, warranties and covenants under this Guaranty to the same extent and with the same force as if fully set forth herein.

7.                                       Further Representations and Warranties.  Each Guarantor agrees that the Administrative Agent and the Lenders will have no obligation to investigate the financial condition or affairs of the Borrowers for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrowers which might come to the knowledge of the Administrative Agent or any Lender at any time, whether or not the Administrative Agent or any Lender knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor or might (or does) materially increase the risk of such Guarantor as guarantor or might (or would) affect the willingness of such Guarantor to continue as guarantor with respect to the Indebtedness.

8.                                       Additional Liability of Guarantors.  If any Guarantor is or becomes liable for any indebtedness owing by the Borrowers to the Administrative Agent or any Lender by endorsement or otherwise other than under this Guaranty, such liability shall not be in any manner impaired or reduced hereby but shall have all and the same force and effect it would have had if this Guaranty had not existed and such Guarantor’s liability hereunder shall not be in any manner impaired or reduced thereby.

9.                                       Cumulative Rights.  All rights of the Administrative Agent and the Lenders hereunder or otherwise arising under any documents executed in connection with or as security for the Indebtedness are separate and cumulative and may be pursued separately, successively or concurrently, or not pursued, without affecting or limiting any other right of the Administrative Agent or any Lender and without affecting or impairing the liability of the Guarantors.

10.                                 Usury.  Notwithstanding any other provisions herein contained, no provision of this Guaranty shall require or permit the collection from any Guarantor of interest in excess of the maximum rate or amount that such Guarantor may be required or permitted to pay pursuant to any applicable law.  In the event any such interest is collected, it shall be applied in reduction of the Guarantors’ obligations hereunder, and the remainder of such excess collected shall be returned to the Guarantors once such obligations have been fully satisfied.

11.                                 The Administrative Agent.  In acting under or by virtue of this Guaranty, the Administrative Agent shall be entitled to all the rights, authority, privileges and immunities provided in Article IX of the Credit Agreement, all of which provisions are incorporated by reference herein with the same force and effect as if set forth herein.  Each of the Guarantors hereby releases the Administrative Agent from any liability for any act or omission relating to this Guaranty, except such as may result from the Administrative Agent’s gross negligence or willful misconduct.

12.                                 Successors and Assigns.  This Guaranty shall be binding on and enforceable against each Guarantor and its successors and assigns.  This Guaranty is intended for and shall inure to the benefit of the Administrative Agent and each Lender and each and every person who shall from time to time be or become the owner or holder of any of the Indebtedness, and each and every reference herein to “Administrative Agent” or “Lender” shall include and refer to each and every successor or assignee of the Administrative Agent or any Lender at any time holding or owning any part of or interest in any part of the Indebtedness.  This Guaranty shall be transferable and negotiable with the same force and effect, and to the same extent, that the Indebtedness is transferable and negotiable, it being understood and stipulated that upon assignment or transfer by the Administrative Agent or any Lender of any of the Indebtedness the legal holder or owner of the Indebtedness (or a part thereof or interest therein thus transferred or assigned by the Administrative Agent or any Lender) shall (except as otherwise stipulated by the Administrative Agent or any such Lender in its assignment) have and may exercise all of the rights granted to the Administrative Agent or such Lender under this Guaranty to the extent of that part of or interest in the Indebtedness thus assigned or transferred to said person.  Each Guarantor expressly waives notice of transfer or assignment of the Indebtedness, or any part thereof, or of the rights of the Administrative Agent or any Lender hereunder.  Failure to give notice will not affect the liabilities of the Guarantors hereunder.

13.                                 Application of Payments.  The Administrative Agent and each Lender shall apply any payments received pursuant to this Guaranty as follows: first, to all costs and expenses of the Administrative Agent (including without limitation reasonable and documented attorneys’ fees and expenses) incurred in connection with the implementation and/or enforcement of this Guaranty and/or any of the other Credit Documents; second, to all reasonable and documented costs and expenses of the Lenders (including without limitation reasonable attorneys’ fees and expenses) incurred in connection with the implementation and/or enforcement of this Guaranty and/or any of the other Credit Documents; third, to the principal amount of the Indebtedness (including without limitation to the cash collateralization term of the available undrawn amount of outstanding Letters of Credit); fourth, to such of the Indebtedness consisting of accrued but unpaid interest and fees; fifth, to all other amounts payable with respect to the Indebtedness; and sixth, to the surplus, if any, to the Guarantors or as otherwise required by Law.

14.                                 Modifications.  This Guaranty and the provisions hereof may be changed, discharged or terminated only by an instrument in writing signed by each of the Guarantors affected thereby and the Administrative Agent.

15.                                 Discharge and Release.  In the event that the Indebtedness shall have been paid in full and the obligations of the Lenders to extend credit to the Borrower under the Credit Agreement shall have terminated, the Administrative Agent, on behalf of the Lenders, shall discharge and release the Guarantors from all of their obligations under this Guaranty.  Upon any such release and discharge, the Administrative Agent, on behalf of the Lenders, will execute and deliver to the Guarantors such documents as their guarantors shall reasonably request to evidence such discharge and release.

16.                                 Notices.  All communications provided for herein shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party (a) at its address, facsimile number or telex number shown below or (b) at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the other party hereto:

if to any Guarantor:

Omega Healthcare Investors, Inc.
9690 Deereco Road - Suite 100
Timonium, Maryland 21093
Attention:	Daniel J. Booth
Telephone:	(410) 427-1724
Facsimile:	(410) 427-8824
E-mail:	dbooth@omegahealthcare.com

with a copy to:

LeBoeuf, Lamb, Greene & MacRae, LLP
125 West 55th Street
New York, New York 10019
Attention:	John R. Fallon, Jr., Esq.
Telephone:	(212) 424-8279
Facsimile:	(212) 424-8500
Email:	jrfallon@llgm.com

if to the Administrative Agent:

Bank of America, N.A.
Agency Management
1455 Market Street
CA5-701-05-19
San Francisco, CA 94103-1399
Attention:	Cassandra McCain
Telephone:	415-436-3400
Facsimile:	415-503-5133
Email:	cassandra.g.mccain@bankofamerica.com

with a copy to:

Bank of America, N.A.
100 N. Tryon Street
17th Floor
Charlotte, North Carolina 28255
Attention:	Kevin Wagley, Principal
Telephone:	(704) 388-6006
Facsimile:	(704) 388-6002
Email:	kevin.r.wagley@bankofamerica.com

Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in or pursuant to this Section and the appropriate answerback is received, (ii) if given by mail, three (3) business days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in or pursuant to this Section.

17.                                 Severability.  In the event that any provision hereof shall be deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court, this Guaranty shall be construed as not containing such provision, but only as to such jurisdictions where such law or interpretation is operative, and the invalidity of such provision shall not affect the validity of any remaining provision hereof, and any and all other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

18.                                 Applicable Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.  THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS AND ALL MATTERS RELATING THERETO SHALL, EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY APPLICABLE LAW, BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.  EACH OF THE GUARANTORS HEREBY SUBMITS TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS OF NEW YORK AND AGREES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS MAY, AT THEIR OPTION, ENFORCE THEIR RESPECTIVE RIGHTS HEREUNDER AND UNDER THE OTHER CREDIT DOCUMENTS IN SUCH COURTS.  EACH OF THE GUARANTORS HEREBY IRREVOCABLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM FOR MAINTENANCE OF ANY ACTION OR PROCEEDING

BY THE ADMINISTRATIVE AGENT OR THE LENDERS IN SUCH COURTS.  EACH OF THE GUARANTORS AND THE ADMINISTRATIVE AGENT, (ON BEHALF OF ITSELF AND THE LENDERS) HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER OF THE CREDIT DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

19.                                 Headings.  The headings in this instrument are for convenience of reference only and shall not limit or otherwise affect the meaning of any provisions hereof.

20.                                 Counterparts.  This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each constituting an original, but all together one and the same instrument.

21.                                 Rights of the Required Lenders.  All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be duly executed as of the date first above written.

PARENT:	OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation

By:
	Name:	Daniel J. Booth
	Title:	Chief Operating Officer

SUBSIDIARY GUARANTORS:	ARIZONA LESSOR – INFINIA, INC.
BAYSIDE ALABAMA HEALTHCARE SECOND, INC.
BAYSIDE ARIZONA HEALTHCARE ASSOCIATES, INC.
BAYSIDE ARIZONA HEALTHCARE SECOND, INC.
BAYSIDE COLORADO HEALTHCARE ASSOCIATES, INC.
BAYSIDE COLORADO HEALTHCARE SECOND, INC.
BAYSIDE INDIANA HEALTHCARE ASSOCIATES, INC.
BAYSIDE STREET II, INC.

BAYSIDE STREET, INC.
CARE HOLDINGS, INC.
CENTER HEALTHCARE ASSOCIATES, INC.
CHERRY STREET – SKILLED NURSING, INC.
COLORADO LESSOR – CONIFER, INC.
DALLAS – SKILLED NURSING, INC.
FLORIDA LESSOR – CRYSTAL SPRINGS, INC.
FLORIDA LESSOR – EMERALD, INC.
FLORIDA LESSOR – FIVE FACILITIES, INC.
FLORIDA LESSOR – LAKELAND, INC.
FLORIDA LESSOR – MEADOWVIEW, INC.
FLORIDA LESSOR – WEST PALM BEACH AND SOUTHPOINT, INC.
GEORGIA LESSOR – BONTERRA/ PARKVIEW, INC.
HERITAGE TEXARKANA HEALTHCARE ASSOCIATES, INC.
INDIANA LESSOR – JEFFERSONVILLE, INC.
INDIANA LESSOR – WELLINGTON MANOR, INC.
JEFFERSON CLARK, INC.
LAKE PARK SKILLED NURSING, INC.
LONG TERM CARE – MICHIGAN, INC.
LONG TERM CARE – NORTH CAROLINA, INC.
LONG TERM CARE ASSOCIATES – ILLINOIS, INC.
LONG TERM CARE ASSOCIATES – INDIANA, INC.
LONG TERM CARE ASSOCIATES – TEXAS, INC.
OHI (CLEMMONS), INC.
OHI (CONNECTICUT), INC.
OHI (FLORIDA), INC.
OHI (GREENSBORO), INC.
OHI (ILLINOIS), INC.
OHI (INDIANA), INC.
OHI (IOWA), INC.
OHI (KANSAS), INC.
OHIO LESSOR – WATERFORD & CRESTWOOD, INC.
OHI OF KENTUCKY, INC.
OHI OF TEXAS, INC.
OHI SUNSHINE, INC.
OHIMA, INC.
OMEGA (KANSAS), INC.
OMEGA TRS I, INC.

OS LEASING COMPANY
PARKVIEW – SKILLED NURSING, INC.
PINE TEXARKANA HEALTHCARE ASSOCIATES, INC.
REUNION TEXARKANA HEALTHCARE ASSOCIATES, INC.
SAN AUGUSTINE HEALTHCARE ASSOCIATES, INC.
SKILLED NURSING – GASTON, INC.
SKILLED NURSING – HERRIN, INC.
SKILLED NURSING – HICKSVILLE, INC.
SKILLED NURSING – PARIS, INC.
SOUTH ATHENS HEALTHCARE ASSOCIATES, INC.
STERLING ACQUISITION CORP.
STERLING ACQUISITION CORP. II
TEXAS LESSOR – TREEMONT, INC.
WASHINGTON LESSOR – SILVERDALE, INC.
WAXAHACHIE HEALTHCARE ASSOCIATES, INC.
WEST ATHENS HEALTHCARE ASSOCIATES, INC.

By:
Name:	Daniel J. Booth
Title:	Chief Operating Officer

OHI ASSET (FL), LLC
OHI ASSET (IN), LLC
OHI ASSET (MI/NC), LLC
OHI ASSET (MO), LLC
OHI ASSET (OH), LLC
OHI ASSET II (CA), LLC
OHI ASSET (FL) TARPON SPRINGS,
PINELLAS PARK & GAINESVILLE, LLC
NRS VENTURES, LLC

By:	Omega Healthcare Investors, Inc., as the Sole Member of each of the companies

By:
Name:	Daniel J. Booth
Title:	Chief Operating Officer

TEXAS LESSOR – STONEGATE, LP

By:	TEXAS LESSOR – STONEGATE GP, Inc., its General Partner

By:
	Name:	Daniel J. Booth
	Title:	Chief Operating Officer

EXHIBIT H

FORM OF SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of March 22, 2004 (this “Security Agreement”), is made by the signatories from time to time party hereto (each, an “Obligor” and, collectively, the “Obligors”) in favor of  Bank of America, N.A., in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement described below).

RECITALS

WHEREAS, pursuant to the Credit Agreement, dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the “Credit Agreement”), by and among OHI Asset, LLC, a Delaware limited liability company,  OHI Asset (ID), LLC, a Delaware limited liability company, OHI Asset (LA), LLC, a Delaware limited liability company, OHI Asset (TX) LLC, a Delaware limited liability company, OHI Asset (CA) LLC, a Delaware limited liability company, Delta Investors I, LLC a Maryland limited liability company and Delta Investors II, LLC, a Maryland limited liability company, the Lenders party thereto and the Administrative Agent, the Lenders have agreed to make Loans and issue Letters of Credit upon the terms and subject to the conditions set forth therein; and

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligations of the Lenders to make their respective Loans and to participate in  Letters of Credit under the Credit Agreement that the Obligors shall have executed and delivered this Security Agreement to the Administrative Agent for the ratable benefit of the Lenders.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Definitions.

(a)           Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement, and the following terms which are defined in the Uniform Commercial Code (the “UCC”) in effect in the State of New York on the date hereof are used herein as so defined: Accession, Account, As-Extracted Collateral, Chattel Paper, Commercial Tort Claim, Consumer Goods, Deposit Account, Document, Equipment, Farm Products, Fixtures, General Intangible, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Proceeds, Software, Supporting Obligation and Tangible Chattel Paper. For purposes of this Security Agreement, the term “Lender” shall include any Affiliate of any Lender which has entered into a Swap Contract with any Credit Party in connection with the Loans.

(b)                                 In addition, the following terms shall have the following meanings:

“Secured Obligations”: the collective reference to all of the Obligations, now existing or hereafter arising pursuant to the Credit Documents, owing from the Borrowers or any other Credit Party to any Lender or the Administrative Agent, howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several, including, without limitation, all liabilities arising under Swap Contracts in connection with the Loans between any Obligor and any Lender, or any Affiliate of a Lender, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing.

“SNDAs” means the subordination, non-disturbance and attornment agreements to which Tenants under the Facility Leases are parties.

2.                                       Grant of Security Interest in the Collateral.  To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Obligor hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right to set off against (subject to the terms and conditions of this Security Agreement), any and all right, title and interest of such Obligor in and to all personal property of such Obligor of whatever type or description, whether now owned or existing or owned, acquired, or arising hereafter, including, without limitation, the following (collectively, the “Collateral”):

(a)                                  all Accounts;

(b)                                 all cash and currency;

(c)                                  all Chattel Paper;

(d)                                 all Commercial Tort Claims identified on Schedule 2(d) attached hereto;

(e)                                  all Deposit Accounts;

(f)                                    all Documents;

(g)                                 all Equipment;

(h)                                 all Fixtures;

(i)                                     all General Intangibles;

(j)                                     all Instruments;

(k)                                  all Inventory;

(l)                                     all Investment Property;

(m)                               all Letter-of-Credit Rights;

(n)                                 all Software;

(o)                                 all Supporting Obligations; and

(p)                                 to the extent not otherwise included, all Accessions and all Proceeds of any and all of the foregoing.

Any grant of a security interest and right of set off contained in this Section 2 shall not extend to any of the foregoing Collateral to the extent that (i) such rights are not assignable or capable of being encumbered as a matter of law or under the terms of any agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law), without the consent of the applicable parties thereto and (ii) such consent has not been obtained; provided, however, that the foregoing grant of a security interest and right of set off shall extend to any and all proceeds of the foregoing to the extent that the assignment or encumbering of such proceeds is not so restricted by applicable law or under the terms of such agreements applicable thereto.

The Obligors and the Administrative Agent, on behalf of the Lenders, hereby acknowledge and agree that the security interest created hereby in the Collateral (i) constitutes continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising and (ii) is not to be construed as an assignment of any Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks or Trademark Licenses.

3.                                       Provisions Relating to Accounts.

(a)                                  Anything herein to the contrary notwithstanding, each of the Obligors shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account or as required in the ordinary course of its business, as applicable.  Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Administrative Agent or any Lender of any payment relating to such Account pursuant hereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of an Obligor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b)                                 The Administrative Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the Obligors shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications. Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent in its own name or in the name of others may communicate with account debtors on the Accounts to verify with them, to the Administrative Agent’s reasonable satisfaction, the existence, amount and terms of any Accounts.

4.                                       Representations and Warranties. Each Obligor hereby represents and warrants to the Administrative Agent, for the benefit of the Lenders, that so long as any of the Secured Obligations remain outstanding or any Credit Document or any Swap Contract between any Credit Party and any Lender in connection with the Loans is in effect or any Letter of Credit shall remain outstanding, and until all of the Revolving Commitments shall have been terminated:

(a)                                  Legal Name; Chief Executive Office.

(i)                                     Each Obligor’s exact legal name, state of incorporation or formation, principal place of business and chief executive office are (and for the four (4) months prior to the date hereof has been) as set forth on Schedule 4(a)(i) attached hereto.

(ii)                                  Other than as set forth on Schedule 4(a)(ii) attached hereto, no Obligor has been party to a merger, consolidation or other change in structure or used any tradename in the four (4) months prior to the date hereof.

(b)                                 Ownership.  Each Obligor is the legal and beneficial owner of its Collateral and has the right to pledge, sell, assign or transfer the same.

(c)           Security Interest/Priority.  This Security Agreement creates a valid security interest in favor of the Administrative Agent, for the benefit of the Lenders, in the Collateral of such Obligor and, when properly perfected by filing, shall constitute a valid perfected security interest in such Collateral, to the extent such security can be perfected by filing under the UCC, free and clear of all Liens except for Permitted Liens.

(d)                                 Types of Collateral.  None of the Collateral consists of, or is the Accessions or the Proceeds of, As-Extracted Collateral, Consumer Goods, Standing Timber (as used in the UCC) or Farm Products.

(e)           Accounts.  (i) Each Account of the Obligors and the papers and documents relating thereto are genuine and in all material respects what they purport to be, (ii) each Account arises out of (A) a bona fide sale of goods sold and delivered by such Obligor (or is in the process of being delivered) or (B) services theretofore actually rendered by such Obligor to, the account debtor named therein, (iii) no Account of an Obligor is evidenced by any Instrument or Chattel Paper unless such Instrument or Chattel Paper has been theretofore endorsed over and delivered to, or submitted to the control of, the Administrative Agent and (iv) no surety bond was required or given in connection with any Account of an Obligor or the contracts or purchase orders out of which they arose.

(f)                                    Inventory.  No Inventory is held by an Obligor pursuant to consignment, sale or return, sale on approval or similar arrangement.

5.                                       Covenants.  Each Obligor covenants that, so long as any of the Secured Obligations remain outstanding or any Credit Document or any Swap Contract between any Credit Party and any Lender in connection with the Loans is in effect or any Letter of Credit shall remain outstanding, and until all of the Revolving Commitments shall have been terminated, such Obligor shall:

(a)                                  Other Liens.  Defend the Collateral against the claims and demands of all other parties claiming an interest therein, keep the Collateral free from all Liens, except for Permitted Liens, and not sell, exchange, transfer, assign, lease or otherwise dispose of the Collateral or any interest therein, except as permitted under the Credit Agreement.

(b)                                 Preservation of Collateral.  Not use the Collateral in violation of the provisions of this Security Agreement or any other agreement relating to the Collateral or any policy insuring the Collateral or any applicable statute, law, bylaw, rule, regulation or ordinance.

(c)                                  Instruments/Tangible Chattel Paper/Documents.  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper, or if any property constituting Collateral shall be stored or shipped subject to a Document, such Obligor shall ensure that such Instrument, Tangible Chattel Paper or Document is either in the possession of such Obligor at all times or, if requested by the Administrative Agent, is immediately delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent.  Such Obligor shall ensure that any Collateral consisting of Tangible Chattel Paper is marked with a legend reasonably acceptable to the Administrative Agent indicating the Administrative Agent’s security interest in such Tangible Chattel Paper.

(d)                                 Change in Structure, Location or Type.  Not, without providing at least twenty (20) days prior written notice to the Administrative Agent and without authorizing the filing of such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, change its name or state of formation or be party to a merger, consolidation or other change in structure or use any tradename.

(e)                                  Authorization.  Authorize the Administrative Agent to prepare and file such financing statements (including renewal statements), amendments and supplements or such other instruments as the Administrative Agent may from time to time reasonably deem necessary, appropriate or convenient in order to perfect and maintain the security interests granted hereunder in accordance with the UCC.  Each Obligor agrees that any financing statement filed by the Administrative Agent may contain a general description of the collateral covered thereby, as permitted by the UCC, which states that the security interest attaches to all personal property of the Obligor granted under this Security Agreement.

(f)                                    Perfection of Security Interest.  Execute and deliver to the Administrative Agent such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Administrative Agent may reasonably request) and do all such other things as the Administrative Agent may reasonably deem necessary or appropriate (i) to assure to the Administrative Agent its security interests hereunder, including such financing statements (including renewal statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder in accordance with the UCC, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and reasonably assure the Administrative Agent of its rights and interests hereunder.  Each Obligor hereby agrees that a carbon, photographic or other reproduction of this Security Agreement or any such financing statement is sufficient for filing as a financing statement by the Administrative Agent without notice thereof to such Obligor wherever the Administrative Agent may in its reasonable discretion desire to file the same.  In the event for any reason the law of any jurisdiction other than New York becomes or is applicable to the Collateral of any Obligor or any part thereof, or to any of the Secured Obligations, such Obligor agrees to execute and deliver all such instruments and to do all such other things as the Administrative Agent in its sole discretion reasonably deems necessary or appropriate to preserve, protect and enforce the security interests of the Administrative Agent under the law of such other jurisdiction (and, if an Obligor shall fail to do so promptly upon the request of the Administrative Agent, then the Administrative Agent may execute any and all such requested documents on behalf of such Obligor pursuant to the power of attorney granted hereinabove).  If any Collateral is in the possession or control of an Obligor’s agents and the Administrative Agent so requests, such Obligor agrees to notify such agents in writing of the Administrative Agent’s security interest therein and, upon the Administrative Agent’s request, instruct them to hold all such Collateral for the Lenders’ account and subject to the Administrative Agent’s instructions.

(g)                                 Control.  Execute and deliver all agreements, assignments, instruments or other documents as the Administrative Agent shall reasonably request for the purpose of obtaining and maintaining control within the meaning of the UCC with respect to any Collateral consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper.

(h)                                 Collateral held by Warehouseman, Bailee, etc.  If any Collateral is at any time in the possession or control of a warehouseman, bailee, agent or processor of such Obligor, (i) notify the Administrative Agent of such possession or control, (ii) at the Administrative Agent’s request, notify such Person of the Administrative Agent’s security interest in such Collateral, (iii) at the Administrative Agent’s request, instruct such Person to hold all such Collateral for the Administrative Agent’s account and subject to the Administrative Agent’s instructions and (iv) at the Administrative Agent’s request, use its commercially reasonable efforts to obtain an acknowledgment from such Person that it is holding such Collateral for the benefit of the Administrative Agent.

(i)            Treatment of Accounts.  Not grant or extend the time for payment of any Account, or compromise or settle any Account for less than the full amount thereof, or release any person or property, in whole or in part, from payment thereof, or allow any credit or discount thereon, other than as normal and customary in the ordinary course of an Obligor’s business or as provided for in the Credit Agreement.

(j)            Insurance.  Insure, repair and replace the Collateral of such Obligor in accordance with the terms and conditions of the Credit Agreement.  All insurance proceeds from insurance with respect to the Collateral shall be subject to the security interest of the Administrative Agent hereunder.

(k)                                  Commercial Tort Claims.

(i)                                     Promptly notify the Administrative Agent in writing of the initiation of any Commercial Tort Claim before any Governmental Authority by or in favor of such Obligor or any of its Subsidiaries.

(ii)                                  Execute and deliver such statements, documents and notices and do and cause to be done all such things as the Administrative Agent may reasonably deem necessary, appropriate or convenient, or as are required by law, to create, perfect and maintain the Administrative Agent’s security interest in any Commercial Tort Claim.

6.                                       Advances by Lenders.  On failure of any Obligor to perform any of the covenants and agreements contained herein, in each case after the expiration of any applicable grace or cure period provided for herein or provided for in the Credit Agreement, the Administrative Agent may, upon prior written notice to the Obligor and at its sole option and in its reasonable discretion, perform the same or cause the performance of same and in so doing may expend such sums as the Administrative Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Administrative Agent or the Lenders may make for the protection of the security hereof or which may be compelled to make by operation of law.  All such sums and amounts so expended shall be repayable by the Obligors on a joint and several basis pursuant to Section 24 hereof within twenty (20) Business Days after a reasonably detailed written invoice therefor is received by the Obligors (or upon demand if there is then a continuing Event of Default), shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the Default Rate for Revolving Loans that are Base Rate Loans.  No such performance of any covenant or agreement by the Administrative Agent or the Lenders on behalf of any Obligor, and no such advance or expenditure therefor, shall relieve the Obligors of any default under the terms of this Security Agreement, the other Credit Documents or any Swap Contract between any Credit Party and any Lender in connection with the Loans.  The Lenders may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by an Obligor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

7.                                       Events of Default.

The occurrence and continuation of an event which under the Credit Agreement would constitute an Event of Default shall be an Event of Default hereunder (an “Event of Default”).

8.                                       Remedies.

(a)                                  General Remedies.  Upon the occurrence of an Event of Default and during continuation thereof, and upon either acceleration of the Secured Obligations pursuant to the terms and conditions of the Credit Agreement or the maturity of the Secured Obligations and the Obligors’ failure to pay the Secured Obligations, the Lenders shall have, in addition to the rights and remedies provided herein, in the Credit Documents, in any Swap Contract between any Obligor and any Lender in connection with the Loans or by law (including, but not limited to, levy of attachment, garnishment, and the rights and remedies set forth in the UCC of the jurisdiction applicable to the affected Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral). Further, the Administrative Agent may, with or without judicial process or the aid and assistance of others, subject to the applicable rights of the Tenants under the Facility Leases and the SNDAs, upon the occurrence of an Event of Default and during the continuation thereof, and upon either acceleration of the Secured Obligations pursuant to the terms and conditions of the Credit Agreement or the maturity of the Secured Obligations and the Obligors’ failure to pay the Secured Obligations, (i) enter on any premises on which any of the Collateral may be located and, without resistance or interference by the Obligors, take possession of the Collateral, (ii)  dispose of any Collateral on any such premises, (iii) require the Obligors to assemble and make available to the Administrative Agent at the expense of the Obligors any Collateral at any place and time designated by the Administrative Agent which is reasonably convenient to both parties, (iv) remove any Collateral from any such premises for the purpose of effecting sale or other disposition thereof, and/or (v) with ten (10 Business Days prior written notice to Obligors, at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale, by one or more contracts, in one or more parcels, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion (subject to any and all mandatory legal requirements).  Neither the Administrative Agent’s compliance with applicable law nor its disclaimer of warranties relating to the Collateral shall be considered to adversely affect the commercial reasonableness of any sale.  In addition to all other sums due the Administrative Agent and the Lenders with respect to the Secured Obligations, the Obligors shall pay the Administrative Agent and each of the Lenders upon demand all reasonable and documented costs and expenses incurred by the Administrative Agent or any such Lender, including, but not limited to, Attorney Costs and court costs, in obtaining or liquidating the Collateral, in enforcing payment of the Secured Obligations, or in the prosecution or defense of any action or proceeding by or against the

Administrative Agent or the Lenders or the Obligors concerning any matter arising out of or connected with this Security Agreement, any Collateral or the Secured Obligations, including, without limitation, any of the foregoing arising in, arising under or related to a case under the Debtor Relief Law.  Each Obligor agrees that any requirement of reasonable notice shall be met if such notice is personally served on or mailed, postage prepaid, to the Borrower in accordance with the notice provisions of Section 10.02 of the Credit Agreement at least ten (10) Business Days before the time of sale or other event giving rise to the requirement of such notice.  The Administrative Agent and the Lenders shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given.  To the extent permitted by law, any Lender may be a purchaser at any such sale.  To the extent permitted by applicable law, each of the Obligors hereby waives all of its rights of redemption with respect to any such sale.  Subject to the provisions of applicable law, the Administrative Agent and the Lenders may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by law, be made at the time and place to which the sale was postponed, or the Administrative Agent and the Lenders may further postpone such sale by announcement made at such time and place.

(b)                                 Remedies Relating to Accounts.  Upon the occurrence of an Event of Default and during the continuation thereof, and upon either acceleration of the Secured Obligations pursuant to the terms and conditions of the Credit Agreement or the maturity of the Secured Obligations and the Obligors’ failure to pay the Secured Obligations, whether or not the Administrative Agent has exercised any or all of its rights and remedies hereunder, each Obligor will promptly upon request of the Administrative Agent instruct all account debtors to remit all payments in respect of Accounts to a mailing location selected by the Administrative Agent.  In addition, the Administrative Agent or its designee shall have the right to enforce any Obligor’s rights against its customers and account debtors and may notify any Obligor’s customers and account debtors that the Accounts of such Obligor have been assigned to the Administrative Agent or of the Administrative Agent’s security interest therein, and may (either in its own name or in the name of an Obligor or both) demand, collect (including without limitation by way of a lockbox arrangement), receive, take receipt for, sell, sue for, compound, settle, compromise and give acquittance for any and all amounts due or to become due on any Account, and, in the Administrative Agent’s discretion, file any claim or take any other action or proceeding to protect and realize upon the security interest of the Lenders in the Accounts.  Each Obligor acknowledges and agrees that the Proceeds of its Accounts remitted to or on behalf of the Administrative Agent in accordance with the provisions hereof shall be solely for the Administrative Agent’s own convenience and that such Obligor shall not have any right, title or interest in such Accounts or in any such other amounts except as expressly provided herein.  The Administrative Agent and the Lenders shall have no liability or responsibility to any Obligor for acceptance in good faith of a check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement or be responsible for determining the correctness of any remittance.  Each Obligor hereby agrees to indemnify the Administrative Agent and the Lenders from and against all liabilities, damages, losses, actions, claims, judgments, costs, expenses, charges and reasonable attorneys’ fees suffered or incurred by the Administrative Agent or the Lenders

(each, an “Indemnified Party”) because of the maintenance of the foregoing arrangements except as relating to or arising out of the gross negligence or willful misconduct of an Indemnified Party or its officers, employees or agents.  In the case of any investigation, litigation or other proceeding, the foregoing indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by an Obligor, its directors, shareholders or creditors or an Indemnified Party or any other Person or any other Indemnified Party is otherwise a party thereto.

(c)           Access.  In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuance thereof, and upon either acceleration of the Secured Obligations pursuant to the terms and conditions of the Credit Agreement or the maturity of the Secured Obligations and the Obligors’ failure to pay the Secured Obligations, subject to the rights of the Tenants under the Facility Leases and the SNDAs, (i) the Administrative Agent shall have the right to enter and remain upon the various premises of the Obligors without cost or charge to the Administrative Agent, and use the same, together with materials, supplies, books and records of the Obligors for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise; and (ii)  in addition, the Administrative Agent may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect or liquidate such Collateral.

(d)                                 Nonexclusive Nature of Remedies.  Failure by the Administrative Agent or the Lenders to exercise any right, remedy or option under this Security Agreement, any other Credit Document, any Swap Contract between any Credit Party and any Lender in connection with the Loans or as provided by law, or any delay by the Administrative Agent or the Lenders in exercising the same, shall not operate as a waiver of any such right, remedy or option.  No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Administrative Agent or the Lenders shall only be granted as provided herein.  To the extent permitted by law, neither the Administrative Agent, the Lenders, nor any party acting as attorney for the Administrative Agent or the Lenders, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder.  The rights and remedies of the Administrative Agent and the Lenders under this Security Agreement shall be cumulative and not exclusive of any other right or remedy which the Administrative Agent or the Lenders may have.

(e)           Retention of Collateral.  The Administrative Agent may, after providing the notices required by Sections 9-620 and 9-621 of the UCC or otherwise complying with the requirements of applicable law of the relevant jurisdiction, accept or retain all or any portion of the Collateral in satisfaction of the Secured Obligations.  Unless and until the Administrative Agent shall have provided such notices, however, the Administrative Agent shall not be deemed to have accepted or retained any Collateral in satisfaction of any Secured Obligations for any reason.

(f)                                    Deficiency.  In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent or the Lenders are legally entitled, the Obligors shall be jointly and severally liable for the deficiency, together with interest thereon at the Default Rate for Revolving Loans that are Base Rate Loans, together with the reasonable and documented costs of collection and Attorney Costs of any attorneys employed by the Administrative Agent to collect such deficiency.  Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Obligors or as otherwise required by Law.

9.                                       Rights of the Administrative Agent.

(a)           Limited Power of Attorney.  In addition to other powers of attorney contained herein, each Obligor hereby designates and appoints the Administrative Agent, on behalf of the Lenders, and each of its designees or agents, as attorney-in-fact of such Obligor, irrevocably and with power of substitution, with authority to take any or all of the following actions with respect to the Collateral upon the occurrence and during the continuance of an Event of Default, and upon either acceleration of the Secured Obligations pursuant to the terms and conditions of the Credit Agreement or the maturity of the Secured Obligations and the Obligors’ failure to pay the Secured Obligations:

(i)                                     to demand, collect, settle, compromise, adjust, give discharges and releases, all as the Administrative Agent may reasonably determine;

(ii)           to commence and prosecute any actions at any court for the purposes of collecting any Collateral and enforcing any other right in respect thereof;

(iii)                               to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Administrative Agent may deem reasonably appropriate;

(iv)                              to receive, open and dispose of mail addressed to an Obligor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to the Collateral of such Obligor on behalf of and in the name of such Obligor, or securing, or relating to such Collateral;

(v)                                 to sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Collateral or the goods or services which have given rise thereto, as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes;

(vi)                              to adjust and settle claims under any insurance policy relating to the Collateral;

(vii)                           to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security agreements, affidavits, notices and other agreements, instruments and documents that the Administrative Agent may reasonably determine necessary in order to perfect and maintain the security interests and liens granted in this Security Agreement and in order to fully consummate all of the transactions contemplated therein;

(viii)                        to institute any foreclosure proceedings that the Administrative Agent may deem appropriate; and

(ix)                                to do and perform all such other acts and things as the Administrative Agent may reasonably deem to be necessary, proper or convenient in connection with the Collateral.

This limited power of attorney is a power coupled with an interest and shall be irrevocable (i) for so long as any of the Secured Obligations remain outstanding, any Credit Document or any Swap Contract between any Credit Party and any Lender in connection with the Loans is in effect or any Letter of Credit shall remain outstanding and (ii) until all of the Revolving Commitments shall have been terminated.  The Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Administrative Agent in this Security Agreement, and shall not be liable for any failure to do so or any delay in doing so.  The Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct.  This limited power of attorney is conferred on the Administrative Agent solely to protect, preserve and realize upon its security interest in the Collateral.

(b)                                 Assignment by the Administrative Agent.  Subject to the terms of the Credit Agreement, the Administrative Agent may from time to time assign the Secured Obligations and any portion thereof and/or the Collateral and any portion thereof, and the assignee shall be entitled to all of the rights and remedies of the Administrative Agent under this Security Agreement in relation thereto.

(c)                                  The Administrative Agent’s Duty of Care.  Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Obligors shall be responsible for preservation of all rights in the Collateral, and the Administrative Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Obligors.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the

Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Administrative Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral.

10.           Application of Proceeds.  Upon the acceleration of the Obligations pursuant to Section 8.02 of the Credit Agreement, any payments in respect of the Secured Obligations and any proceeds of the Collateral, when received by the Administrative Agent or any of the Lenders in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in Section 8.03 of the Credit Agreement, and each Obligor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Administrative Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Administrative Agent’s sole discretion (but subject to Section 8.03 of the Credit Agreement0, notwithstanding any entry to the contrary upon any of its books and records.

11.                                 Costs of Counsel.  If at any time hereafter, whether upon the occurrence of an Event of Default or not, the Administrative Agent employs counsel to prepare or consider reasonably necessary amendments, waivers or consents with respect to this Security Agreement, or to take action or make a response in or with respect to any legal or arbitral proceeding relating to this Security Agreement or relating to the Collateral, or to protect the Collateral or exercise any rights or remedies under this Security Agreement or with respect to the Collateral, then the Obligors agree to pay within twenty (20) Business Days after a reasonably detailed written invoice therefor is received by the Obligors (or upon demand if there is then a continuing Event of Default) any and all such reasonable and documented costs and expenses of the Administrative Agent, all of which costs and expenses shall constitute Secured Obligations hereunder.

12.                                 Continuing Agreement.

(a)           This Security Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any of the Secured Obligations remain outstanding or any Credit Document or any Swap Contract between any Obligor and any Lender in connection with the Loans is in effect or any Letter of Credit shall remain outstanding, and until all of the Revolving Commitments thereunder shall have terminated (other than any obligations with respect to the indemnities and the representations and warranties set forth in the Credit Documents).  Upon such payment and termination, this Security Agreement shall be automatically terminated and the Administrative Agent and the Lenders shall, upon the request and at the expense of the Obligors, forthwith release all of its liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Obligors evidencing such termination.  Notwithstanding the foregoing all releases and indemnities provided hereunder shall survive termination of this Security Agreement.

(b)           This Security Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the

Administrative Agent or any Lender as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Administrative Agent or any Lender in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

13.                                 Amendments; Waivers; Modifications.  This Security Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 10.01 of the Credit Agreement.

14.                                 Successors in Interest.  This Security Agreement shall create a continuing security interest in the Collateral and shall be binding upon each Obligor, its successors and assigns and shall inure, together with the rights and remedies of the Administrative Agent and the Lenders hereunder, to the benefit of the Administrative Agent and the Lenders and their successors and permitted assigns; provided, however, that none of the Obligors may assign its rights or delegate its duties hereunder without the prior written consent of each Lender or the Required Lenders, as required by the Credit Agreement.  To the fullest extent permitted by law, each Obligor hereby releases the Administrative Agent and each Lender, and its successors and assigns, from any liability for any act or omission relating to this Security Agreement or the Collateral, except for any liability arising from the gross negligence or willful misconduct of the Administrative Agent or such Lender.

15.                                 Notices.  All notices required or permitted to be given under this Security Agreement shall be in conformance with Section 10.02 of the Credit Agreement.

16.                                 Counterparts.  This Security Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Security Agreement to produce or account for more than one such counterpart.

17.                                 Headings.  The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Security Agreement.

18.                                 Governing Law; Submission to Jurisdiction; Venue.

(a)                                  THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.  Any legal action or proceeding with respect to this Security Agreement may be brought in the courts of the State of New York sitting in New York City, or of the United States for the Southern District of New York, and, by execution and delivery of this Security Agreement, each Obligor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts.  Each Obligor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 10.02 of the Credit Agreement, such service to become effective three (3) Business Days after such mailing. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Obligor in any other jurisdiction.

(b)                                 Each Obligor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Security Agreement brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

19.                                 Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS SECURITY AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20.                                 Severability.  If any provision of this Security Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect  to the illegal, invalid or unenforceable provisions.

21.                                 Entirety.  This Security Agreement, the other Credit Documents and any Swap Contract between any Obligor and any Lender in connection with the Loans represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents, any Swap Contract between any Obligor and any Lender in connection with the Loans or the transactions contemplated herein and therein.

22.                                 Survival.  All representations and warranties of the Obligors hereunder shall survive the execution and delivery of this Security Agreement, the other Credit Documents and any Swap Contract between any Obligor and any Lender in connection with the Loans, the delivery of the Revolving Notes and the making of the Loans and the issuance of the Letters of Credit under the Credit Agreement.

23.                                 Other Security.  To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral (including, without limitation, real property and securities owned by an Obligor), or by a guarantee, endorsement or property of any other Person, then the Administrative Agent and the Lenders shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default and during the continuation thereof, and upon either acceleration of the Secured Obligations pursuant to the terms and conditions of the Credit Agreement or the maturity of the Secured Obligations and the Obligors’ failure to pay the Secured Obligations, and the Administrative Agent and the Lenders have the right, in their sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent and the Lenders shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Administrative Agent’s and the Lenders’ rights or the Secured Obligations under this Security Agreement, under any other of the Credit Documents or under any Swap Contract between any Obligor and any Lender in connection with the Loans.

24.                                 Joint and Several Obligations of Obligors.

(a)           Each of the Obligors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under the Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Obligors and in consideration of the undertakings of each of the Obligors to accept joint and several liability for the obligations of each of them.

(b)           Each of the Obligors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Obligors with respect to the payment and performance of all of the Secured Obligations arising under this Security Agreement, the other Credit Documents and any Swap Contract between any Obligor and any Lender in connection with the Loans, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each of the Obligors without preferences or distinction among them.

(c)                                  Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the obligations of such Guarantor under the Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligation subject to avoidance under applicable law (whether federal or state and including, without limitation, Section 548 of the Bankruptcy Code).

25.                                 Rights of Required Lenders.  All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

26.                                 Credit Agreement and SNDA.  The Loan is governed by the terms and conditions set forth in the Credit Agreement and the other Credit Documents and in the event of any conflict between the terms and conditions of this Security Agreement and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.  In addition, to the extent that the Obligors and the Administrative Agent are parties to the SNDAs, and the terms and conditions of this Security Agreement are in conflict with the terms and conditions of such SNDAs, the terms and conditions of the SNDAs shall govern and control.

SIGNATURE PAGE FOLLOWS

Each of the parties hereto has caused this Security Agreement to be duly executed and delivered as of the date first above written.

OBLIGORS:		OHI ASSET, LLC OHI ASSET (ID), LLC OHI ASSET (LA), LLC OHI ASSET (TX), LLC OHI ASSET (CA), LLC DELTA INVESTORS I, LLC DELTA INVESTORS II, LLC

	By:	Omega Healthcare Investors, Inc., the Sole Member of each such company

By:
Name: Daniel J. Booth
Title: Chief Operating Officer

Accepted and Agreed to as of the date first above written:

BANK OF AMERICA, N.A.,
in its capacity as the Administrative Agent

By:
Name:
Title